Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

among

Riverview Community Bank,
a federal savings bank,

and

Riverview Bancorp, Inc.
a Washington corporation,

and

MBank,
an Oregon state-chartered commercial bank,

and

Merchants Bancorp,
an Oregon corporation,

Dated as of September 28, 2016.

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.01	Certain Definitions	1

ARTICLE II
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.01.	Purchase of Assets	8
2.02	Excluded Assets	9
2.03.	Assumed Liabilities	10
2.04.	Excluded Liabilities	10
2.05.	Nonassignable Contracts and Rights	11
2.06.	Trust Preferred Securities	11
2.07.	Sale and Transfer of Servicing	12

ARTICLE III
CLOSING AND TRANSFER AMOUNT

3.01.	Closing	12
3.02	Transfer Amount	12
3.03.	Post-Closing Transfer Calculation	13
3.04.	Final Settlement	14
3.05.	Purchase Price Allocation	14
3.06.	Prorations	14
3.07.	Custodial Accounts	15

  ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MBANK AND MERCHANTS BANCORP

4.01.	Organization and Authority	15
4.02	Execution and Delivery	15
4.03.	Ownership of MBank	16
4.04.	Compliance and Laws, Permits and Instruments	16
4.05.	Financial Statements	17
4.06.	Undisclosed Liabilities	17
4.07.	Litigation	17
4.08.	Consents and Approvals	17
4.09.	Real Property	17
4.10.	Absence of Certain Changes of Events	17
4.11.	Contracts	18
4.12	Taxes and Tax Returns	18
4.13.	No Material Adverse Change, No Damage	19

4.14.	Evidences of Indebtedness	19
4.15.	Physical Condition of Transferred Assets	19
4.16.	Regulatory Compliance	19
4.17.	Records	19
4.18.	Interest Rate Risk Management Instruments	20
4.19.	Finder's Fee	20
4.20.	Custodial Accounts	20
4.21.	Trust Accounts	20
4.22.	Deposits	20
4.23.	Individual Retirement Accounts	20
4.24.	Investment Securities	20
4.25.	Agreements Relating to Employees	20
4.26.	Insurance	20
4.27.	Bank Owned Life Insurance	20
4.28.	Disclosure	21

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RIVERVIEW AND RIVERVIEW BANCORP

5.01.	Organization and Qualification	21
5.02	Execution and Delivery	21
5.03.	Compliance with Laws, Permits and Instruments	22
5.04.	Consents and Approvals	22
5.05.	Litigation	22
5.06.	Regulatory Compliance	23
5.07.	Finder's Fee	23
5.08.	Disclosure	23
5.09.	Available Funds	23

ARTICLE VI
COVENANTS

6.01.	Conduct of the Business in the Ordinary Course	23
6.02	Required Acts	24
6.03.	Prohibited Acts	24
6.04.	Regulatory and Shareholder Approvals	25
6.05.	Access to Information and Properties	26
6.06.	Agreements and Consents	26
6.07.	Fees and Expenses	26
6.08.	Cooperation	27
6.09.	Individual Retirement Accounts	27
6.10.	Notices to Depositors and Borrowers	27
6.11.	Withholding	28
6.12.	Employees	28
6.13.	Assumption of Risks	30

6.14.	Environmental Study	30
6.15.	Notification	30
6.16.	Filings; Power of Attorney	31
6.17.	Exclusive Dealing	31
6.18.	Non-Compete/Non Solicitation	31
6.19.	Further Assurances	31

ARTICLE VII
POST-CLOSING

7.01.	Surrender of Charter	32
7.02.	No Dissolution of Merchants Bancorp	32

ARTICLE VIII
CONDITIONS

8.01.	Conditions to Obligations of MBank and Merchants Bancorp	32
8.02.	Conditions to Obligations of Riverview and Riverview Bancorp	33

ARTICLE IX
TERMINATION

9.01.	Termination	35
9.02.	Effect of Termination	36

ARTICLE X
INDEMNIFICATION

10.01.	MBank or Merchants Bancorp Indemnity	37
10.02	Riverview and Riverview Bancorp Indemnity	37
10.03.	Indemnity Procedure	38
10.04.	Limitations on Indemnity	39
10.05.	Exclusive Remedy	39

ARTICLE XI
OTHER TRANSITIONAL AND POST-CLOSING MATTERS

11.01	Payment of Instruments	40
11.02.	Statements	40
11.03.	Access to Records	40
11.04.	Information Reporting	40
11.05.	Loan Payments and Information Received by MBank after the Closing Date	40
11.06.	Transition	40
11.07.	Transfer Conveyance and Recording Charges	41
11.08.	Errors and Omissions and Directors and Officers Insurance	41

ARTICLE XII
GENERAL PROVISIONS

12.01.	Amendment	41
12.02	Waiver	41
12.03.	Survival of Representations and Warranties	41
12.04.	Arbitration	41
12.05.	Binding Effect, Assignment	41
12.06.	Severability	42
12.07.	Headings	42
12.08.	Entire Agreement	42
12.09.	Counterparts	42
12.10.	Notices	42
12.11.	Governing Law and Jurisdiction	43
12.12.	Post-Closing Joint Responsibility	43
12.13.	Third Party Beneficiaries	43
12.14.	Specific Performance	43
12.15.	Mutual Drafting	44
12.16.	Interpretive Provisions	44

Signature Page		45

Annexes

Annex A-1 - Certain Persons executing Non-Solicitation Agreements

Annex A-2 - Non-Solicitation Agreement

List of Schedules

Schedule 1.01(a)	—	Branch Offices
Schedule 1.01(b)	—	Other Assets
Schedule 1.01(c)	—	Other Liabilities
Schedule 3.02	—	Sample Purchase Price Calculation
Schedule 4.01(a)	—	List of Affiliates and Subsidiaries
Schedule 4.05	—	Financial Statements
Schedule 4.07	—	Litigation
Schedule 4.08	—	Consents
Schedule 4.11(b)	—	Retained Contracts
Schedule 4.12(d)	—	Tax Agreement
Schedule 4.16	—	Regulatory Compliance
Schedule 4.19	—	Finder's Fee (MBank)
Schedule 4.24	—	Investment Securities
Schedule 5.07	—	Finder's Fee (Riverview)
Schedule 6.03(i)	—	Expenditures for the Tualatin Branch
Schedule 8.02(g)	—	Required Third Party Consents

v

List of Exhibits

Exhibit A — Assignment and Assumption of Deposits Agreement
Exhibit B — Assignment and Assumption of Assumed Contracts Agreement
Exhibit C — Bill of Sale
Exhibit D — Assignment and Assumption of Loans Agreement
Exhibit E — Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts
Exhibit F — Assignment and Assumption of Lease
Exhibit G — Limited Power of Attorney

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of September 28, 2016, is made by and among Riverview Community Bank, a federal savings bank with its main office located in Vancouver, Washington ("Riverview"), Riverview Bancorp, Inc. a Washington corporation and the sole shareholder of Riverview ("Riverview Bancorp"), MBank, an Oregon state-chartered commercial bank with its main office located in Gresham, Oregon ("MBank"), and Merchants Bancorp, an Oregon corporation and the sole shareholder of MBank ("Merchants Bancorp").

RECITALS

            Riverview desires to purchase and assume, and MBank desires to sell and transfer, substantially all of its assets and liabilities, including all deposit liabilities and branch offices, of MBank as further set forth in this Agreement (the "P&A Transaction"); and in conjunction therewith, Riverview Bancorp desires to purchase and assume, and Merchants Bancorp desires to sell and transfer, all of the issued and outstanding common securities of Merchants Bancorp Statutory Trust I and all obligations relating to the Trust Preferred Securities (as hereafter defined) (the "TRPs Transaction").

As a material inducement to and condition of Riverview's and Riverview Bancorp's willingness to enter into this Agreement all of the directors and executive officers of MBank and Merchants Bancorp listed on Annex A-1 hereto, are concurrently entering into non-solicitation and confidentiality agreements, the form of which is attached hereto as Annex A-2 (the "Non-Solicitation Agreements").

AGREEMENT

ACCORDINGLY, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01.                 Certain Definitions.  Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth below.

"Accounting Firm" has the meaning set forth in Section 3.03(b).

"Accrued Interest" means (a) with respect to the Deposits, the interest that has been accrued but not paid on or credited to the Deposits, and (b) with respect to the Loans, the interest, fees, costs and other charges that have accrued on or been charged to the Loans but not paid by the borrower, or if applicable, a guarantor or surety therefor, or otherwise collected by offset or recourse to collateral for the applicable Loan.

"ACH" means the Automated Clearing House system.

"Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and "ownership" means the direct or indirect beneficial ownership of more than 20% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 20% of the voting and/or equity interest.

"Approving Authorities" means, collectively or individually, as applicable, the OCC, the Board of Governors of the Federal Reserve System and any other Governmental Entity whose approval is necessary or appropriate for Riverview, Riverview Bancorp, MBank or Merchants Bancorp to consummate the transactions contemplated hereby.

"Assumed Contracts" has the meaning set forth in Section 4.11(b).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Beneficial Rights" has the meaning set forth in Section 2.05.

"BHCA" means the Bank Holding Company Act of 1956, as amended.

"Branch Offices" means the main office and the two (2) branch offices of MBank listed on Schedule 1.01(a). In the event that the Lake Grove Branch is relocated to the Tualatin Branch prior to Closing, then the Lake Grove Branch will no longer be included as a Branch Office and will be replaced by the Tualatin Branch.

"Brokered Deposits" means all Deposits that have been placed through a broker or other intermediary for which MBank has incurred liability for payment of a commission or other remuneration to such broker or intermediary and also includes Internet based deposits (Qwickrate) or other wholesale deposits.

"Burdensome Condition" has the meaning set forth in Section 6.04(a).

"Business Day" means any day except a Saturday, Sunday or other day on which banking institutions located in the State of Oregon are authorized by Law to close.

"Call Report Instructions" means, as of any date, the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council.

"Claim Notice" has the meaning set forth in Section 10.03(a).

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"COBRA" has the meaning set forth in Section 6.12(b).

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitments" means the unfunded portion of a line of credit or other unfunded commitment to make a Loan (or additional advances with respect to a Loan) as reflected on the books and records of MBank, that was legally binding on MBank as of the Closing Date.

"Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

"Constituent Documents" means collectively or individually, as the case may be, the Charter and/or the Bylaws (and/or any equivalent governing documents) of a Person.

"Contract" means any contract, agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its assets or business.

"Core Deposits" mean all Deposits other than Brokered Deposits.

"Custodial Account" has the meaning set forth in Section 3.07.

"Damages" has the meaning set forth in Section 10.01.

"Deposits" mean all deposit liabilities of MBank, which are defined as deposits in the FDIA, including in each case collected and uncollected Deposits plus Accrued Interest.

"Employees" has the meaning set forth in Section 6.12(a).

"Escrow Balances" means the escrows of borrowers with respect to the Transferred Loans including taxes, insurance and other items.

"Estimated Transfer Amount" has the meaning set forth in Section 3.02(c).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Branch" means the Lake Grove Branch if it is relocated to the Tualatin Branch or the Tualatin Branch if the Lake Grove Branch has not been relocated.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"FDIA" means the Federal Deposit Insurance Act, as amended.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve Borrowings" means all borrowings of MBank from the Federal Reserve Bank of San Francisco.

"FHLB Advances" means all borrowings of MBank from the Federal Home Loan Bank of Des Moines.

"FHLB Stock" means the equity stock purchased by MBank from the Federal Home Loan Banks from time to time.

"Final Settlement Date" has the meaning set forth in Section 3.04.

"Final Transfer Amount" has the meaning set forth in Section 3.03(a).

"Final Transfer Payment" has the meaning set forth in Section 3.04.

"GAAP" means generally accepted accounting principles as in effect in the United States.

"Governmental Entity" means any United States, foreign, federal, state or local court, tribunal, judicial body, arbitral body, administrative agency or commission, or other governmental instrumentality.

"Gresham Branch" means the branch office of MBank located at 1200 NE Burnside Road, Gresham, Oregon 97030.

 "Indemnified Party" has the meaning set forth in Section 10.03.

"Indemnifying Parties" has the meaning set forth in Section 10.03(a).

"Investment Securities" means all of the investment securities in MBank's investment portfolio.

"IRS" has the meaning set forth in Section 3.05.

"Lake Grove Branch" means the branch office of MBank located at 17898 S.W. McEwan Road, Tigard, Oregon 97224.

"Law" means any federal or state law, statute, regulation, rule, or reporting or licensing requirement applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted, or enforced by any Governmental Entity.

"Lease Assignment" means a lease assignment and assumption agreement with respect to a Lease in substantially the form of Exhibit F.
"Leased Branches" means the branches listed on Schedule 1.01(a) as being subject to Leases, other than an Excluded Branch.
"Leases" means the lease agreements for the Leased Branches listed on Schedule 1.01(a) other than an Excluded Branch, as such agreements have been amended, renewed or extended prior to the date of this Agreement.

"Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, contingent or non-contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

"Lien" means any lien, pledge, claim, charge, security interest, mortgage, easement, covenant, restriction, or encumbrance of any nature whatsoever.

"Litigation" means any complaint, action, suit, proceeding, review, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry of any kind or nature, whether civil, criminal or administrative.

"Loan Participations" means the portion of the Transferred Loans that are beneficially owned by Persons other than MBank.

"Loans" means all of the following owed to or held by MBank:

(a)       All loans, funded portions of lines of credit or credit plans (whether revolving or not and whether commercial or consumer), including loans secured by Deposits;

(b)       All Liens, rights (including rights of setoff), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (a) above, including those arising under or based upon all Records evidencing or securing a Loan (including any note, mortgage, deed of trust, security agreement, guarantee, other collateral documents, attorney opinions, all other tangible or electronic items relating to the Loans and all amendments, modifications, extensions or renewals of any of the foregoing), casualty insurance, gap/warranty and credit life insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (a) above; and

(c)       All amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing, and any financing statements, participation agreements, subordination agreements, and intercreditor agreements related to any of the foregoing.

"Material Adverse Change" with respect to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a material adverse effect on (a) the business, assets or financial position of such party, or results of operations of such party, or (b) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Change, unless such event, change, or occurrence, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a disproportionate impact on the business, assets or financial position of such party, or results of operations of such party: (i) changes in GAAP or regulatory accounting requirements; (ii) changes in Laws of general applicability to companies in the U.S. banking industry; (iii) changes in global or national political conditions or general economic or market conditions (including changes in prevailing interest rates, and currency exchange rates) affecting other companies in the U.S. banking industry; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (v) actions by Riverview, Riverview Bancorp, MBank, or Merchants Bancorp taken pursuant to the express requirements of this Agreement.

"MBank" has the meaning set forth in the opening paragraph.

"MBank Disclosure Schedule" has the meaning set forth in Article IV.

"MBank Financial Statements" has the meaning set forth in Section 4.05.

"MBank Indemnified Parties" has the meaning set forth in Section 10.02.

"MBank's Knowledge" means the actual and imputed knowledge of Jefry A. Baker, Fred O. Zack, Jr., Casey E. Ryan, and Denise M. Ocana.

"MBank Notification" has the meaning set forth in Section 6.10.

"Merchants Bancorp" has the meaning set forth in the opening paragraph.

"Net Loans Amount"  has the meaning set forth in Section 3.02(b)(iii).

"Non-Assigned Assets" has the meaning set forth in Section 2.05.

"Non-Solicitation Agreements" has the meaning set forth in the Recitals.

"Notice Period" has the meaning set forth in Section 10.03(a).

"Notifications" has the meaning set forth in Section 6.10.

"OCC" means the Office of the Comptroller of the Currency.

"Operating Cash" means all teller working cash, petty cash, vault cash and any other cash of MBank located at the Branch Offices, as of the close of business on the Closing Date.

"Order" shall mean any matter requiring attention identified in connection with a report of examination issued by a Governmental Entity, order, injunction, judgment, decision, award, decree, ruling, writ, or administrative decision of any Governmental Entity.

"OREO" means all real property acquired by MBank through foreclosure or satisfaction of judgments or indebtedness, together with all improvements, fixtures and appurtenances located thereon and owned by MBank as of the Closing Date.

"Other Assets" means the Personal Property, the Owned Real Property, the leasehold improvements at the Leased Branches, FHLB Stock, to the extent transferable, bank-owned life insurance, and the other balance sheet assets listed on Schedule 1.01(b) (which shall not include any Excluded Assets), as updated to determine the Estimated Transfer Amount and the Final Transfer Amount, as applicable.

"Other Liabilities" means Federal Reserve Borrowings and FHLB Advances with a maturity of less than six (6) months or which can be prepaid without penalty or premium, customer repurchase agreements, and the other balance sheet liabilities listed on Schedule 1.01(c) (which shall not include any Excluded Liabilities), as updated to determine the Estimated Transfer Amount and the Final Transfer Amount, as applicable.

"Overdrafts" means negative balances on Deposit accounts.

"Owned Real Property" means Real Property owned by MBank and used for its branch located at 9415 SE Stark Street, Portland, Oregon 97216
"P&A Transaction" has the meaning set forth in the Recitals.

"Pending Litigation" has the meaning set forth in Section 4.07.

"Permit" shall mean any permit, approval, authorization, certificate, easement, franchise, license, or right given by any Governmental Entity to any Person, or that is or may be binding upon or inure to the benefit of any Person, or its assets or business.

"Person" means an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or governmental entity and shall include any successor (by merger or otherwise) of such entity.

"Personal Property" means all equipment, furniture, appliances, fixtures, furnishings, computer equipment (hardware and software), materials, supplies, signs and other items of tangible personal property (including automated teller machines) listed on Schedule 1.01(b) that is owned by MBank and located at the Branch Offices as of the date hereof and as of the Closing Date, other than the Excluded Assets.

"Phase I" has the meaning set forth in Section 6.14.

"Phase II" has the meaning set forth in Section 6.14.

"Post-Closing Transfer Calculation" has the meaning set forth in Section 3.03(a).

"Pre-Closing Tax Period" means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period beings on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

"Pro Rata Adjustment" has the meaning set forth in Section 3.06.

"Real Property" means the real property upon which the Branch Offices are located, together with all owned buildings, improvements, improvements in progress, fixtures and appurtenances located thereon or related thereto.

"Records" means all books, records, files, instruments and documents relating exclusively to the Transferred Assets and the Assumed Liabilities, in every format, in the possession of MBank or any of its Affiliates, agents or service providers, but not records, files, instruments and documents relating to the Excluded Assets and Retained Liabilities.

"Retained Contracts" means all Contracts of MBank that are not set forth in Section 4.11(b) of the MBank Disclosure Schedule.

"Retained Loans" means Loans that are (i) more than ninety (90) days delinquent in payment of principal or interest, (ii) in bankruptcy, (iii) loans that would be considered impaired under GAAP, as determined by Riverview, or (iv) in excess of $100,000 that are approved after the date of this Agreement without the prior written approval of Riverview, and in each case specifically designated by Riverview, prior to Closing, to be treated as Retained Loans.

"Riverview" has the meaning set forth in the opening paragraph.

"Riverview Bancorp" has the meaning set forth in the opening paragraph.

"Riverview Disclosure Schedule" has the meaning set forth in Article V.

"Riverview Indemnified Parties" has the meaning set forth in Section 10.01.

"Riverview's Knowledge" means the actual and imputed knowledge of Patrick Sheaffer, Ronald A. Wysaske, Kevin J. Lycklama, Daniel D. Cox, Richard S. Michalek, John A. Karas and Kim J. Capeloto.

"Riverview Notification" has the meaning set forth in Section 6.10.

"Shareholder Approval" has the meaning set forth in Section 4.02(a).

"Shareholders' Meeting" has the meaning set forth in Section 6.04(d).

"SMS" means Secondary Marketing Services, a division of MBank.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 10.03(a).

"Threshold Amount" has the meaning set forth in Section 10.04(a).

"Time Deposits" means Deposits that are time deposits or certificates of deposit.

"Transferred Assets" has the meaning set forth in Section 2.01.

"Transferred Loans" means all Loans, including all Accrued Interest thereon, but specifically excluding the Retained Loans.

"TRPs Base Payment" has the meaning set forth in Section 2.06.

"TRPs Transaction" has the meaning set forth in the Recitals.

"Trust Preferred Securities" has the meaning set forth in Section 2.06.

"Tualatin Branch" means the new branch office of MBank to be located at 7415 SW Nyberg Street, Tualatin, Oregon, 97062 as the successor to the Lake Grove Branch.

"Withholding Obligations" has the meaning set forth in Section 6.11.

ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.01. Purchase of Assets.  Subject to the terms, conditions, representations and warranties set forth in this Agreement, except with respect to the Excluded Assets, at the Closing, MBank will sell, assign, transfer, grant, bargain, deliver and convey to Riverview, and Riverview will purchase and otherwise acquire from MBank, in the P&A Transaction, MBank's entire right, title and interest in and to all of the following assets (the "Transferred Assets"):

(a)	the Operating Cash;
(b)	the Investment Securities;
(c)	the Transferred Loans;

(d)	the Other Assets;
(e)	the Overdrafts;
(f)	the Assumed Contracts;
(g)	the Leases;
(h)	the Records;
(i)	the Contracts associated with the Deposits (including the Brokered Deposits) and the Transferred Loans;
(j)	all customer account numbers, transit routing numbers, and any other account numbers used or held for use in connection with the Transferred Assets and/or the Assumed Liabilities;
(k)	all servicing rights owned by MBank relating to the Transferred Loans;
(l)	the Commitments;
(m)	all websites addresses, website domains, and telephone and facsimile numbers;
(n)	all customer lists, market research and data, and all other owned intellectual property, except as listed in Excluded Assets; and
(o)	all rights to receive premiums and income relating to the sale of credit life insurance, disability insurance and mortgage insurance, and all rights to any proceeds from such sale.

2.02.              Excluded Assets.  Notwithstanding anything to the contrary in Section 2.01, all of the assets of MBank that are not Transferred Assets, and the following assets, will be retained by MBank and are excluded from the Transferred Assets (the "Excluded Assets"):

(a)	all tax deferred assets;
(b)	all OREO;
(c)	the Retained Contracts;
(d)	the Retained Loans;
(e)	MBank's equity interest in any subsidiary or entity including any direct or indirect investment in real estate ventures;
(f)	any assets associated with SMS;
(g)	any assets associated with the Excluded Branch;
(h)	all claims, demands or causes of actions for refunds of Taxes and governmental charges related to MBank's business;
(i)
MBank's corporate seal, minute books, charter, corporate stock record books, tax records, organizational documents and such other books and records as pertain to the organization, taxation or capitalization of MBank and any other books and records that are prohibited from being disclosed or transferred to Riverview under applicable law or regulation and are required by applicable law or regulation to be retained and any personnel file and records relating to Employees;

(j)
any prepaids, other than as taken into account and adjusted in the Pro-Rata Adjustment, including within the exclusion, but not limited to, any prepaid items related to D&H, Harland, MBank rebranding, MBank D&O insurance and other software;

(k)	any claims, demands or causes of action or rights associated with the Excluded Assets or the Excluded Liabilities; and
(l)	all insurance policies (other than bank-owned life insurance) of MBank and all rights to applicable claims and proceeds.

2.03.              Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Riverview will, in the P&A Transaction, assume and agree to pay and perform, as and when due, the contractual liabilities of MBank relating to the following (the "Assumed Liabilities"):

(a)	the Deposits including Deposits in IRAs and related account agreements

(b)	the Other Liabilities;

(c)	the Transferred Loans and the servicing of the Transferred Loans;

(d)	the Assumed Contracts, the Leases and the Commitments that arise after the Closing Date.

(e)
the fees associated with MBank's cancellation or termination of its core service provider contract with D&H; provided that the fees associated with MBank's cancellation or termination of its C-3 networking contract shall be Excluded Liabilities; and

(f)	the severance costs set forth in Section 6.12(e), but only if the OCC and FDIC have provided, prior to the Closing Date, written approval of the payment thereof, if required by such regulators.

2.04.              Excluded Liabilities.  Except as and to the limited extent specifically set forth in Section 2.03, Riverview is not assuming any Liabilities of MBank.  Notwithstanding the provisions in Section 2.03, MBank is, and following the Closing MBank will continue to be, legally responsible for all Liabilities of MBank other than the Assumed Liabilities (collectively, the "Excluded Liabilities").  Without limiting the generality of the foregoing, the Excluded Liabilities include the following:

(a)
any Liability arising out of or in connection with the business of MBank or any transactions or series of transactions, any facts or series of facts existing, or any events or series of events (other than the Liabilities expressly assumed by Riverview pursuant to Section 2.03);

(b)
any Liability with respect to employment or consulting agreements, pension, profit-sharing, welfare or benefit plans, or amounts owing for commissions or compensation, paid time off, termination, severance or other payments or benefits to present or former directors, officers, employees or other service providers of MBank and/or to the spouse, dependents, and beneficiaries of such individuals, regardless of whether any such Person is employed by MBank or Riverview following the Closing, other than as specifically provided in Section

6.12(e), to the extent prior approval thereof has been obtained from the OCC and FDIC, if required by such regulators.
(c)
any Liability of MBank for any Taxes of any kind or nature, or any interest or penalties thereon, including, without limitation, any Tax obligations arising out of the transactions contemplated hereunder;

(d)	any Liability associated with SMS;
(e)	any Liability associated with the Excluded Branch;
(f)	any Liability arising from or relating to the Excluded Assets;
(g)	any Liability for commissions or other payments due to brokers on any Brokered Deposits accrued prior to the Closing Date;
(h)	any fees or other costs related to the Commitments or Transferred Loans that were incurred on or prior to the Closing Date;
(i)	any Liability arising from or related to any Pending Litigation; and
(j)	any fee payable by MBank pursuant to its engagement letter with Sandler O'Neill or any other costs or fees incurred by MBank relating to the transactions contemplated by this Agreement.

2.05.              Nonassignable Contracts and Rights.  Notwithstanding anything to the contrary in this Agreement, no Contracts, Permits, properties, rights or other assets (collectively, the "Non-Assigned Assets") of MBank shall be deemed sold, transferred or assigned to Riverview pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Riverview without the Consent of any other Person would be ineffective or would constitute a default or breach of Contract or a violation of any Law or Order, and such Consent is not obtained at or prior to the Closing.  In such case, to the extent possible, (a) the beneficial interest in or to such Non-Assigned Assets (collectively, the "Beneficial Rights") shall in any event pass at the Closing to Riverview under this Agreement; and (b) pending such Consent, Riverview shall discharge, as agent for MBank, the obligations of MBank under such Beneficial Rights to the extent such obligations are Assumed Liabilities, and MBank shall act as Riverview's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.

2.06.              Trust Preferred Securities.  At the Closing, Riverview Bancorp in the TRPs Transaction shall acquire from Merchants Bancorp 155 common securities of Merchants Bancorp Statutory Trust I, representing all of the issued and outstanding common securities of the trust, and shall assume the due and punctual performance and observance of the covenants to be performed by Merchants Bancorp under the Junior Subordinated Indenture, dated as of June 23, 2003, between Merchants Bancorp and U.S. Bank National Association, as Trustee relating to approximately $5.2 million in trust capital securities issued by Merchants Bancorp Statutory Trust I a Connecticut Statutory Trust (the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities.  In exchange therefor, at Closing, Merchants Bancorp shall make a cash payment to Riverview Bancorp in an amount equal to the then fair market value of Trust Preferred Securities, plus all accrued interest on the Trust Preferred Securities through the Closing Date (the "TRPs Base Payment").  If for any reason Merchants Bancorp is unable to pay the TRPs Base Payment at Closing, then MBank and Merchants Bancorp agree that Riverview will deduct the amount of the TRPs Base Payment from any Transfer Amount to be paid by it at Closing pursuant to Section 3.02 and pay the amount deducted to Riverview Bancorp in satisfaction of Merchants Bancorp's obligation to pay the TRPs Base Payment.  In connection with the TRPs Transaction, Riverview Bancorp and Merchants Bancorp shall execute and deliver any supplemental indentures or other documents, and the parties shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

2.07              Sale and Transfer of Servicing. The Transferred Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Riverview. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Transferred Loans after the Closing Date will be assumed by Riverview.

ARTICLE III

CLOSING AND TRANSFER AMOUNT

3.01.              Closing.  Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place following the date on which all required approvals of the Approving Authorities have been received and all required waiting periods have expired and the other conditions set forth in Article VIII are satisfied or waived, on a date mutually agreed upon by MBank and Riverview (the "Closing Date").  The P&A Transaction and TRPs Transaction, and all calculations made in connection therewith, shall be effective as of the close of MBank's banking business on the Closing Date.   The Closing will take place, subject to the satisfaction or waiver of all conditions set forth in Article VIII, via electronic delivery to each of the parties listed in Section 12.10.

3.02.               Transfer Amount.

(a)           In connection with the P&A Transaction, at the Closing, in consideration for the purchase of the Transferred Assets, Riverview will assume the Assumed Liabilities and the following payment will be made:

(i)	if the Estimated Transfer Amount is negative, MBank will transfer to Riverview by wire transfer of immediately available funds to an account designated by Riverview an amount equal to the Estimated Transfer Amount; or if

(ii)	if the Estimated Transfer Amount is positive, Riverview will transfer to MBank by wire transfer of immediately available funds to an account designated by MBank an amount equal to the Estimated Transfer Amount, subject to its rights to make deduction therefrom, and separate payment, of the TRPs Base Payment as provided in Section 2.06.

(b)	The Transfer Amount will be equal to:

(i)	the Operating Cash, dollar for dollar; plus

(ii)	the Investment Securities at fair market value as determined by a public bid quotation through a third party mutually agreeable to MBank and Riverview; plus

(iii)	the outstanding principal balance (net of deferred loan fees) of the Transferred Loans (excluding Loan Participations) (the "Net Loans Amount") plus Accrued Interest on the Net Loans Amount, minus

MBank's loan loss reserve applicable to the Transferred Loans. The loan loss reserve will be calculated consistent with MBank's past practices and in no event will be less than 2% of the outstanding principal balance of the Transferred Loans (excluding Loan Participations); plus

(iv)	the amount of the Overdrafts that are not thirty (30) days or more past due (excluding fees and other charges); plus

(v)	the net book value of the Other Assets minus the net book value of the leasehold improvements at the Gresham Branch; plus

(vi)	0.50% of the average daily Core Deposits for the thirty (30) calendar days immediately preceding the Closing Date; plus

(vii)	3.25% of the Net Loans Amount reduced by an amount equal to the credit mark placed thereon by Riverview consistent with the methodology utilized by Riverview in arriving at its 3% mark to gross Loans as of June 30, 2016; minus

(viii)	the amount of the Deposits (including Accrued Interest); minus

(ix)	the amount of the Other Liabilities; minus

(x)	the amount of the reserves reflected on the books and records of MBank with respect to the Commitments; minus

(xi)	an amount equal to the book value of the Trust Preferred Securities minus the portion of the TRPs Base Payment that does not relate to accrued interest; plus or minus (as applicable)

(xii)	the Pro Rata Adjustment.

(c)          Three (3) Business Days prior to the Closing, MBank shall deliver to Riverview a written calculation of the Transfer Amount setting forth in reasonable detail MBank's best estimate of the Transfer Amount calculated as of the close of business on the date that is five (5) Business Days prior to the Closing, determined in accordance with GAAP (the "Estimated Transfer Amount").  The Estimated Transfer Amount will be subject to the approval of Riverview, which approval shall not be unreasonably delayed, conditioned or withheld.

(d)          A pro forma calculation of the Transfer Amount is included in Schedule 3.02.

3.03.               Post-Closing Transfer Calculation.

(a)          On the twentieth (20th) Business Day after the Closing Date, Riverview shall prepare a written calculation (the "Post-Closing Transfer Calculation") of the Transfer Amount setting forth in reasonable detail the Transfer Amount calculated as of the close of business on the Closing Date, determined in accordance with GAAP (the "Final Transfer Amount"). Riverview will provide MBank with access to all applicable Records reasonably necessary in order for MBank to verify the Post Closing Transfer Calculation and the Final Transfer Amount. The determination of the Final Transfer Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by MBank of the Post Closing Transfer Calculation, unless MBank shall notify Riverview in writing of its disagreement with any amount included therein or omitted therefrom.

(b)           If MBank and Riverview are unable to agree upon the Post-Closing Transfer Calculation, the disputed items or amounts concerning the Post-Closing Transfer Calculation shall be determined by RSM, unless Riverview and MBank agree to a different accounting firm (the "Accounting Firm") within fourteen (14) days following the submission of such disputed items or amounts to the Accounting Firm and such determination shall be final and binding.  In making such calculation, the Accounting Firm may only consider those items or amounts in the Post-Closing Transfer Calculation as to which MBank and Riverview have disagreed.  The fees of the Accounting Firm incurred in determining the Post-Closing Transfer Calculation will be paid equally by MBank and Riverview.

3.04.                Final Settlement.  On the Business Day immediately following the day on which the Post-Closing Transfer Calculation shall have been finally determined pursuant to the terms of Section 3.03 (the "Final Settlement Date"), if the Final Transfer Amount is greater than the Estimated Transfer Amount, then Riverview shall pay the difference to MBank.  If the Final Transfer Amount is less than the Estimated Transfer Amount, then MBank shall pay the difference to Riverview.  In each case such payment shall be made within three (3) Business Days after the Final Settlement Date by wire transfer in immediately available funds to an account designated in writing by MBank to Riverview or to an account designated in writing by Riverview to MBank, as applicable.  Any payment pursuant to this Section 3.04 (the "Final Transfer Payment") shall include interest on such amount for the number of days from and including the Closing Date to but excluding the date of payment at a rate equal to the effective Federal Funds rate as published by the Board of Governors of the Federal Reserve System on the Final Settlement Date.   If the Final Settlement Date is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

3.05.               Purchase Price Allocation.  The allocation of the consideration paid by Riverview is intended to comply with the allocation method required by Section 1060 of the Code.  The parties will each report the federal, state and local and other tax consequences of the P&A Transaction (including the filing of Internal Revenue Service ("IRS") Form 8594) in a manner consistent with such allocation and take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.  Within thirty (30) days following the Closing Date, Riverview shall provide to MBank a schedule showing Riverview's proposed allocation of the consideration payable with respect to the Transferred Assets.  Riverview, on the one hand, and MBank, on the other, shall agree upon such allocation within sixty (60) days after the Closing Date; provided that if Riverview and MBank are unable to agree upon an allocation schedule within such sixty (60) day period, the allocation schedule shall be prepared by the Accounting Firm.  The fees of the Accounting Firm incurred in preparing the allocation schedule shall be paid equally by Riverview and MBank.

3.06.               Prorations.  The parties intend that MBank will own the Transferred Assets and be responsible for the Assumed Liabilities for its own account until the close of business on the Closing Date, and that Riverview will own the Transferred Assets and be responsible for the Assumed Liabilities for its own account on and after the close of business on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense and income directly attributable to the Transferred Assets and Assumed Liabilities, other than any general overhead expenses of MBank, will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including payments due or made on any Assumed Contracts.  The aggregate net amount of such proration shall result in an adjustment (the "Pro-Rata Adjustment") in the calculation of the Estimated Transfer Amount and the Final Transfer Amount as provided for in Section 3.02 and Section 3.04, respectively.  Notwithstanding the foregoing, all adjustments with respect to the Owned

Real Property shall be made in accordance with the prevailing settlement practices for real estate closings in the State of Oregon.

3.07.              Custodial Accounts.  At the Closing, MBank will resign as custodian with respect to any individual retirement account as to which MBank is custodian (the "Custodial Account").  At the Closing, MBank will designate and appoint Riverview as successor custodian under each such Custodial Account.  Riverview covenants and agrees that it will, following its designation or appointment as successor custodian under the Custodial Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the custodian with respect to such Custodial Accounts pursuant to Law, or pursuant to the governing documents establishing such Custodial Account.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MBANK AND MERCHANTS BANCORP

As a material inducement to Riverview and Riverview Bancorp to enter into and perform their obligations under this Agreement, except as disclosed in the Disclosure Schedule (the "MBank Disclosure Schedule") delivered by MBank to Riverview before the execution of this Agreement, MBank and Merchants Bancorp, jointly and severally, hereby represent and warrant to Riverview and Riverview Bancorp as follows:

4.01.              Organization and Authority.

(a)          MBank is a state-chartered commercial bank, duly organized and validly existing under the Laws of the State of Oregon.  MBank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of all MBank Constituent Documents, as amended to date, have been made available to Riverview.  MBank is an insured bank as defined in the FDIA.  MBank does not own or control any Affiliate or subsidiary, except as disclosed in the Disclosure Schedule. MBank has no equity interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity, other than the Investment Securities and FHLB Stock and except as disclosed in the Disclosure Schedule.

(b)          Merchants Bancorp is an Oregon corporation, duly organized and validly existing and in good standing.  Merchants Bancorp has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it, and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to create a Material Adverse Change.

4.02.               Execution and Delivery.

(a)          MBank has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by MBank pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by MBank and the consummation by MBank of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of MBank, and, no other corporate proceedings on the part of MBank are necessary to authorize or approve this Agreement and the transactions contemplated hereby, except the requisite approval of this Agreement by the shareholders of

Merchants Bancorp (the "Shareholder Approval").  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by MBank, and each constitutes or will constitute the legal, valid and binding obligation of MBank, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Laws affecting creditors' rights and remedies and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)          Merchants Bancorp has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Merchants Bancorp pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Merchants Bancorp and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Merchants Bancorp, on its own behalf and as the sole shareholder of MBank, and no other corporate proceedings are necessary to authorize or approve this Agreement and the transactions contemplated thereby, except for the Shareholder Approval.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merchants Bancorp and each constitutes or will constitute the legal, valid and binding obligation of Merchants Bancorp, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar laws affecting creditors' rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.03.              Ownership of MBank.  100% of the outstanding equity securities of MBank are owned legally and beneficially by Merchants Bancorp.

4.04.              Compliance with Laws, Permits and Instruments.

(a)          MBank has performed and abided by all obligations required to be performed by it, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the MBank Constituent Documents, (ii) any provision of any material Contract applicable to the Transferred Assets or Assumed Liabilities or (iii) any material Law, Order or Permit applicable to MBank, the Transferred Assets or Assumed Liabilities.

(b)          Merchants Bancorp has performed and abided by all obligations to be performed by it with respect to the Trust Preferred Securities and is in compliance with the terms of all instruments and documents entered into by it with respect to Trust Preferred Securities except that Merchants Bancorp has deferred payments of accrued interest on the Trust Preferred Securities as a result of regulatory action by the Federal Reserve Board.

(c)          The execution, delivery and (provided the required regulatory approvals from the Approving Authorities and the Shareholder Approval are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any violation or breach of, or result in a material default under (i) the Constituent Documents of MBank or Merchants Bancorp, (ii) the Assumed Contracts or the Leases, (iii) any provision of any other Contract applicable to the Transferred Assets, Assumed Liabilities, or the Trust Preferred Securities, or (iv) any material Law, Order or Permit applicable to MBank, Merchants Bancorp, the Transferred Assets or Assumed Liabilities.

4.05.              Financial Statements.  MBank and Merchants Bancorp have made available to Riverview true and complete copies of the financial statements of each of MBank and Merchants Bancorp identified in Section 4.05 of the MBank Disclosure Schedule (the "MBank Financial Statements").  The MBank Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP, fairly present the financial condition of each of MBank and Merchants Bancorp at the dates thereof and the results of operations for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the MBank Financial Statements accurately and fairly reflect in all material respects the transactions of MBank and Merchants Bancorp.

4.06.              Undisclosed Liabilities.  Neither MBank nor Merchants Bancorp has any material Liability that is not reflected in or disclosed in the MBank Financial Statements.

4.07.              Litigation.  Except for Litigation listed and described in Section 4.07 of the MBank Disclosure Schedule (the "Pending Litigation"), there is no Litigation pending or, to MBank's Knowledge, threatened against either of MBank or Merchants Bancorp at law or in equity, or by or before any Governmental Entity (a) relating to, or that could affect, the Transferred Assets, the Assumed Liabilities or the Trust Preferred Securities, or (b) that challenges the validity of this Agreement or the transactions contemplated hereby, that challenges any actions taken or to be taken by MBank or Merchants Bancorp pursuant hereto or that seeks to enjoin or otherwise restrain the transactions contemplated hereby. None of the Pending Litigation relates to the Transferred Assets, the Assumed Liabilities or the Trust Preferred Securities.

4.08.              Consents and Approvals.  Except for requisite Consents from Approving Authorities as set forth in Section 4.08 of the MBank Disclosure Schedule, no Consent or Order of any Governmental Entity or other third party is required on the part of MBank or Merchants Bancorp in connection with the execution, delivery or performance of this Agreement by MBank or Merchants Bancorp, or any agreement to be executed by MBank or Merchants Bancorp contemplated hereby, or the completion by MBank or Merchants Bancorp of the transactions contemplated hereby or thereby, and to MBank's Knowledge, no such Governmental Entity or other third party has indicated that it will withhold such Consent or Order.

4.09.              Real Property.  MBank is the sole owner of the Owned Real Property in fee simple interest and is the sole occupant of the Owned Real Property.  MBank has good and marketable title to the Owned Real Property, free and clear of the all Liens, but subject to all Taxes not yet due and payable, applicable zoning ordinances, matters which could be shown on a survey and all easements, rights-of-way and other non-monetary matters of record at the time of conveyance. MBank has a valid leasehold interest in the Leased Branches, free and clear of Liens, but subject to the rights of landlords under the Leases.  The Real Property currently is, and to MBank's Knowledge have been in the past, operated in compliance with all Laws relating to hazardous substances or materials and to the environment.  The Owned Real Property currently is not, and to MBank's Knowledge has not been in the past, contaminated such that any remediation is or has been required by Law or by the request or demand of any other Person.  No notice of any violation of zoning ordinances, building or fire codes or other Laws relating to the Real Property or MBank's operation of business thereon has been received by MBank.  To MBank's Knowledge, there is no condemnation proceeding pending or threatened with respect to the Real Property.

4.10.              Absence of Certain Changes or Events.  Since December 31, 2015, MBank has conducted its business only in the ordinary course and has not:

(a)          Instituted, had instituted against it, settled or agreed to settle any Litigation relating to the Transferred Assets or Assumed Liabilities;

(b)          Made any, or acquiesced with any, material change in any accounting methods, principles or practices applicable to the Transferred Assets or Assumed Liabilities, except as required by applicable Law;

(c)          Changed its interest rate or fee pricing policies with respect to its Deposits or Loans other than in the ordinary course of business;

(d)          Amended, terminated, waived, assigned or modified the terms of any Loan or Deposit except in the ordinary course of business; or

(e)          Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (d) above.

   4.11.              Contracts.

(a)          MBank is not a party to or bound by any Contract for the purchase or sale of any of the Transferred Assets or the assumption of any of the Assumed Liabilities, or for the grant of any other rights with respect to any of the Transferred Assets or any of the Assumed Liabilities.

(b)          Each of the Leases and the Contracts identified in Section 4.11(b) of the MBank Disclosure Schedule (the "Assumed Contracts") constitutes and, on the Closing Date, each of the Leases and the Assumed Contracts will constitute, the legal, valid and binding obligation of MBank, and each of the other parties thereto.  Each of the Leases and the Assumed Contracts is, and, on the Closing Date, will be, in full force and effect (except to the extent that any Lease or Assumed Contract expires in accordance with its terms).  Except as set forth in Section 4.11(b) of the MBank Disclosure Schedule, (i) MBank has fulfilled and performed in all material respects its obligations under the Leases and the Assumed Contracts in accordance with their respective terms and (ii) no Consent is required for the transfer to or assumption by Riverview of any Lease or Assumed Contract.  Neither MBank nor any other party to any Lease or Assumed Contract is, or is alleged to be, in breach or default under any Lease or Assumed Contract, nor does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder.  MBank has made available to Riverview true and complete copies of each Lease and Assumed Contract.

   4.12.              Taxes and Tax Returns.

(a)          To MBank's knowledge, each of MBank and Merchants Bancorp has duly and timely filed all Tax Returns that it was required to file under applicable Law with the appropriate Federal, state, local or foreign governmental agencies.  To MBank's knowledge, all such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law.  All Taxes due and owing by MBank or Merchants Bancorp (whether or not shown on any Tax Return) have been paid.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Transferred Assets and to MBank's knowledge upon any other asset of MBank or Merchants Bancorp.

(b)          MBank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, shareholder, or other third party, and all information reporting (including Forms W-2, 1098 and

1099) required with respect thereto have been properly completed and timely filed.  MBank has timely and properly taken such actions in response to and in compliance with notices from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law, including the notation in its records of any B notices or C notices received with respect to any customers, shareholders, or payees.

(c)          There is no dispute or claim concerning any Tax liability of MBank or Merchants Bancorp either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of MBank or Merchants Bancorp has knowledge based upon personal contact with any agent of such authority.  To MBank's Knowledge, no claim has been made in writing by any Governmental Entity in a jurisdiction where MBank or Merchants Bancorp does not file Tax Returns that MBank or Merchants Bancorp is, or may be, subject to taxation by that jurisdiction.

(d)          Neither MBank nor Merchants Bancorp is a party to or bound by any tax allocation or sharing agreement, other than as listed in Section 4.12(d) of the MBank Disclosure Schedule.

  4.13.              No Material Adverse Change; No Damage.  There has not been any Material Adverse Change with respect to MBank or Merchants Bancorp since December 31, 2015, nor has any event or condition occurred that has resulted in, or would be reasonably likely to result in, in a Material Adverse Change with respect to MBank or Merchants Bancorp.

   4.14.              Evidences of Indebtedness.  All of the Transferred Loans and Overdrafts are  owned by MBank and are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, and are not subject to any known or, to MBank's Knowledge, any threatened, defenses, offsets or counterclaims that may be asserted against MBank or any subsequent holder thereof; provided, however that the enforceability of the Loans may be affected by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the rights or remedies of creditors generally and by equitable principles that may be applied by a court in construing or enforcing such Loans.  Any collateral securing a Transferred Loan is (i) the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document and (ii) subject to a valid, enforceable and perfected Lien.  No Transferred Loan is a participation interest.  The outstanding principal balance and Accrued Interest on each of the Loans and Overdrafts as shown on MBank's books and records on the Closing Date are true and correct.  Each of the Transferred Loans may be assigned to Riverview without the Consent of any obligor.

  4.15.              Physical Condition of Transferred Assets.  All material tangible Transferred Assets are in good operating condition, excepting ordinary wear and tear.  The Owned Real Property and Leased Branches (including the equipment located thereat) are not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

  4.16.              Regulatory Compliance.  Except as set forth in Section 4.16 of the MBank Disclosure Schedule, neither MBank nor Merchants Bancorp is subject to any Order of any Governmental Entity.  There are no actions or proceedings pending or, to MBank's Knowledge, threatened against MBank or Merchants Bancorp by or before any Governmental Entity.  Neither MBank nor Merchants Bancorp has received notice from any Governmental Entity indicating that it would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

  4.17.              Records.  The Records (a) have been accurately maintained in all material respects in the ordinary course of business and in compliance with Laws, (b) are complete and correct in all material respects, (c) have only entered transactions therein that represent bona fide transactions, and

(d) do not fail to reflect transactions involving the business of MBank that properly should have been set forth therein and that have not been accurately so set forth.

 4.18.              Interest Rate Risk Management Instruments.  MBank has no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements entered into for the account of MBank.

 4.19.              Finder's Fee.  Except as set forth in Section 4.19 of the MBank Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of MBank or Merchants Bancorp or any of their respective officers, directors, employees, agents or Affiliates.

 4.20.              Custodial Accounts.  MBank has no Custodial Accounts other than individual retirement accounts.

 4.21.              Trust Accounts.  MBank has no trust accounts, trust assets or any other accounts or relationships of a fiduciary nature.

 4.22.              Deposits.  Subject to applicable Law, all of the Deposits (other than Time Deposits) may be repriced by MBank at anytime.  The information relating to the Deposits made available to Riverview by MBank is current as of the indicated date and upon appropriate updating will be current as of the Closing Date.

 4.23.              Individual Retirement Accounts.  MBank's documentation with respect to all individual retirement accounts complies with the requirements of the Code and applicable regulations thereunder.  All such accounts have been established, maintained and administered in compliance with such requirements and all other applicable Laws.  MBank has not entered into any prohibited transactions with respect to such accounts.

 4.24.             Investment Securities.  Except as set forth in Section 4.24 of the MBank Disclosure Schedule, none of the Investment Securities are subject to any restrictions, whether contractual or statutory, which would impair the ability of MBank or Riverview to dispose freely of such investment, other than those Investment Securities, if any, pledged to secure Federal Reserve Borrowings or FHLB Advances, and MBank is not a party to any repurchase agreement with respect to Investment Securities.

  4.25.             Agreements Relating to Employees.  There is no labor Contract or collective bargaining agreement with respect to any employee of MBank.

  4.26.             Insurance. MBank has adequate insurance as reasonably and prudently determined by MBank, with respect to risks normally insured against by similarly situated financial institutions relating to its business and the Transferred Assets.

  4.27               Bank Owned Life Insurance.  MBank has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of bank owned life insurance.  All bank owned life insurance included in the Other Assets is owned solely by MBank, no other person has any ownership claims with respect to such bank owned life insurance or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under any such bank owned life insurance. MBank has no outstanding borrowings secured in whole or part by its bank owned insurance.

 4.28.              Disclosure.  No representation or warranty by MBank or Merchants Bancorp in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of MBank or Merchants Bancorp pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RIVERVIEW AND RIVERVIEW BANCORP

As a material inducement to MBank and Merchants Bancorp to enter into and perform their obligations under this Agreement, except as disclosed in the Disclosure Schedule (the "Riverview Disclosure Schedule") delivered by Riverview to MBank before the execution of this Agreement, Riverview and Riverview Bancorp, jointly and severally, hereby represent and warrant to MBank and Merchants Bancorp as follows:

  5.01.              Organization and Qualification.

(a)          Riverview is a federal savings bank duly organized and validly existing under the Laws of the United States of America.  Riverview has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of all Constituent Documents of Riverview, as amended to date, have been made available to MBank.  Riverview is an insured bank as defined in the FDIA.

(b)          Riverview Bancorp is a Washington corporation, duly organized and validly existing and in good standing.  Riverview Bancorp has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it, and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to create a Material Adverse Change.

   5.02.              Execution and Delivery.

(a)          Riverview has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Riverview pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Riverview and the consummation by Riverview of the P&A Transaction have been duly authorized and approved by the Board of Directors of Riverview, and no other corporate proceedings on the part of Riverview are necessary to authorize or approve this Agreement and the P&A Transaction.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Riverview, and each constitutes or will constitute the legal, valid and binding obligation of Riverview, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Laws affecting creditors' rights and remedies and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)          Riverview Bancorp has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Riverview Bancorp pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  Riverview Bancorp has taken all corporate action necessary (and no further action or corporate proceeding on the part of Riverview Bancorp or its shareholders is necessary) to authorize the execution, delivery and performance of this Agreement by it and Riverview and any documents, agreements or instruments to be executed by Riverview Bancorp or Riverview pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Riverview Bancorp and each constitutes or will constitute the legal, valid and binding obligation of Riverview Bancorp, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar laws affecting creditors' rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c)          100% of the outstanding equity securities of Riverview are owned legally and beneficially by Riverview Bancorp.

   5.03.              Compliance with Laws, Permits and Instruments.

(a)          Riverview has performed and abided by all obligations required to be performed by it, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of its Constituent Documents, or (ii) any material Law, Order or Permit applicable to Riverview.

(b)          The execution, delivery and (provided the required regulatory approvals from the Approving Authorities are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any violation or breach of, or result in a material default under (i)  Constituent Documents of Riverview or Riverview Bancorp (ii) any provision of any material Contract applicable to Riverview's or Riverview Bancorp's activities, or (iii) any material Law, Order or Permit applicable to Riverview or Riverview Bancorp.

   5.04.             Consents and Approvals.  Except for requisite Consents from Approving Authorities, no Consent or Order of any Governmental Entity or other third party is required on the part of Riverview or Riverview Bancorp in connection with the execution, delivery or performance of this Agreement by Riverview or Riverview Bancorp, or any agreement to be executed by Riverview or Riverview Bancorp contemplated hereby, or the completion by Riverview or Riverview Bancorp of the transactions contemplated hereby or thereby, and to Riverview's Knowledge, no such Governmental Entity or other third party has indicated that it will withhold such Consent or Order.

   5.05.             Litigation.  There is no Litigation pending or, to Riverview's Knowledge, threatened against Riverview or Riverview Bancorp at law or in equity, or by or before any Governmental Entity that challenges the validity of this Agreement or the transactions contemplated hereby, that challenges any actions taken or to be taken by Riverview or Riverview Bancorp pursuant hereto, that seeks to enjoin or otherwise restrain the transactions contemplated hereby or that would otherwise adversely affect the ability of Riverview or Riverview Bancorp to consummate the transactions contemplated hereby, including the TRPs Transaction.

   5.06.              Regulatory Compliance.

(a)          Neither Riverview nor Riverview Bancorp is subject to any Order of any Governmental Entity.  There are no actions or proceedings pending or, to Riverview's Knowledge, threatened against Riverview or Riverview Bancorp by or before any Governmental Entity.  Neither Riverview nor Riverview Bancorp has received any indication or notice from any Governmental Entity indicating that it would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

(b)         Neither Riverview Bancorp nor Riverview has any reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Governmental Entity as a condition to the receipt of any of the regulatory approvals. Neither Riverview Bancorp nor Riverview has received any notice of or has any knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

   5.07.             Finder's Fee.  Except as listed in Section 5.07 of the Riverview Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Riverview or Riverview Bancorp or any of their respective officers, directors, employees, agents, or Affiliates.

   5.08.              Disclosure.  No representation or warranty by Riverview or Riverview Bancorp in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Riverview or Riverview Bancorp pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

   5.09.              Available Funds. Riverview Bancorp and Riverview together have sufficient cash, available lines of credit or other sources of immediately available funds or liquid assets to enable it to pay the Estimated Transfer Amount as required by Section 3.02(c) and the Final Transfer Payment as required by Section 3.04 and to timely pay any other amounts to be paid by it under this Agreement. Riverview Bancorp and Riverview's ability to consummate the transactions consummated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, the consent of any lender or any other matter relating to funding the P&A Transaction.

ARTICLE VI

COVENANTS

   6.01.              Conduct of the Business in the Ordinary Course. Except as (i) otherwise expressly contemplated under this Agreement, or (ii) as may be required by a Governmental Authority or applicable law, between the date of this Agreement and the Closing, MBank will conduct its business only in the ordinary course of business consistent with past practices with respect to the Transferred Assets and Assumed Liabilities, and shall incur no Assumed Liabilities other than in the ordinary course of business consistent with past practices.

   6.02.              Required Acts.  In furtherance of and without limiting Section 6.01, except as otherwise expressly contemplated under this Agreement, between the date of this Agreement and the Closing, MBank will:

  (a)          Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable for the Pre-Closing Tax Period, except those being contested in good faith by appropriate proceedings, with adequate reserves established;

  (b)          Promptly classify and charge off Loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions, applicable regulatory definitions and the Uniform Retail Credit Classification and Account Management Policy;

   (c)          Maintain its books of account in accordance with GAAP;

   (d)          Promptly inform Riverview of all material issues and developments arising in relation to the Transferred Assets and the Assumed Liabilities;

   (e)          Promptly take all reasonable actions to wind down all Brokered Deposits; and

   (f)          Promptly and timely provide Riverview with all credit memos and financial data for all new Loan requests in excess of $100,000.

    6.03.              Prohibited Acts.  In furtherance of and without limiting Sections 6.01 and 6.02, except as specifically permitted under this Agreement, between the date of this Agreement and Closing, MBank will not, without the prior written consent of Riverview:

   (a)          Amend, terminate, waive, assign or modify any of the terms of any Assumed Contract or Lease;

   (b)          Enter into any new Contract that could become an Assumed Contract unless such Contract can be terminated on thirty (30) days or less written notice without penalty or premium;

   (c)          Amend, terminate, waive, transfer, assign or modify any of the terms of any Commitment or Loan in excess of $100,000;

   (d)          Incur any new or additional indebtedness for borrowed funds or renew any existing indebtedness for borrowed funds except for FHLB Advances with terms of thirty (30) days or less;

   (e)         Amend or change its Loan underwriting, credit servicing or operating policies and procedures, except in response to changes in applicable Laws;

   (f)          Sell, assign or transfer any Transferred Asset or Deposit to any other Person or encumber any Transferred Asset or Deposit;

  (g)          Grant any increase in pay or benefits to any employees, other than normal and regular salary increases to rank and file employees in the ordinary course of business consistent with past practices;

  (h)           Hire any new employees, except to replace existing employees who terminate service after the date hereof;

  (i)          Make capital expenditures and/or acquire fixed assets in an aggregate amount in excess of $25,000, except for (A) normal maintenance, repairs and replacements and (B) currently budgeted for expenditures for the Tualatin Branch as set forth in Section 6.03(i) of the MBank Disclosure Schedule;

   (j)           Renew any existing or accept any new Brokered Deposits;

   (k)          Make any Loan in excess of $100,000, other than a Loan that Riverview can designate as a Retained Loan;

   (l)          Open any new office or close, or in any material respect, expand, diminish, renovate, alter or change any of the Branch Offices, except for the closing of the Lake Grove Branch and the relocation of its operations to the Tualatin Branch;

   (m)         Purchase any Investment Securities, except as necessary to manage its investment portfolio;

   (n)          Establish or price Deposits at any Branch Office other than in the ordinary course of business consistent with MBank's past practices (including deposit categories and pricing policies in effect for such Branch Offices as of the date hereof) or offer interest rates or terms on any category of Deposits at any Branch Office in a manner inconsistent with MBank's past practice; or

   (o)          Agree to do any of the foregoing, except as contemplated hereby.

   6.04.                Regulatory and Shareholder Approvals.

   (a)          Within thirty (30) Business Days following the date of this Agreement, Riverview and/or Riverview Bancorp will file all required regulatory applications or notices with the Approving Authorities, and thereafter take such other action that is necessary or advisable to obtain required regulatory approvals or waivers from Approving Authorities relating to the transactions contemplated by this Agreement.  Nothing herein or elsewhere in this Agreement shall require Riverview or Riverview Bancorp to, and MBank and Merchants Bancorp shall not with the prior written consent of Riverview or Riverview Bancorp agree to, take any action or agree to any condition in connection with obtaining any approval from Approving Authorities that would in the reasonable opinion of Riverview (i) materially and adversely affect the business, operations or financial condition of either Riverview or Riverview Bancorp after giving effect to the completion of the transactions contemplated by this Agreement, (ii) require Riverview or Riverview Bancorp to make any material covenants or commitments, whether prior to or after the Closing, or (iii) restrict in any material respect or impose a material burden on Riverview or Riverview Bancorp in connection with the transactions contemplated by this Agreement or with respect to the business or operation of Riverview or Riverview Bancorp (including after giving effect to the completion of the transaction contemplated by this Agreement) (each a "Burdensome Condition").

   (b)         MBank shall, as soon as practicable following the date of this Agreement, with the prior written approval of Riverview, which approval shall not be unreasonably, withheld, conditioned or delayed, prepare and file with applicable Approving Authorities notice of its intent to terminate banking operations and to change the location of its main office and to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain any required regulatory approval to cease its banking operations.

  (c)          Each party will promptly furnish to the requesting party all information, data and documents required to be included in any application, notice, or statement to be made by or filed with the Approving Authorities or any other Governmental Entity in connection with the transactions contemplated by this Agreement, except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality.  Each party agrees to cooperate and join in with the other parties in the preparation, execution and processing of all such applications.  The party responsible for a filing shall promptly deliver to the other parties' evidence of the filing of all such applications, filings and notifications.  Each party shall promptly deliver to the other parties a copy of each material Order and other correspondence received by such party from any Approving Authority or other Governmental Entity in respect of any application or notice hereunder.

  (d)          As promptly as practicable after the date hereof (but not later than thirty (30) days after the date hereof), the Board of Directors of Merchants Bancorp shall provide, or cause to be provided, to the shareholders of Merchants Bancorp all information and materials required by Law and the Constituent Documents of Merchants Bancorp for the adoption or approval of this Agreement and the transactions contemplated hereby by such shareholders.  The Board of Directors of Merchants Bancorp will take, in accordance with all applicable Law and the Constituent Documents of Merchants Bancorp, all action necessary, proper, desirable or advisable to call, convene and hold a meeting of shareholders of Merchants Bancorp (including any adjournment or postponement the "Shareholders' Meeting") as promptly as practicable (but in any event within seventy five (75) days after the date hereof) to obtain the Shareholder Approval.  MBank, Merchants Bancorp and their respective Boards of Directors and officers will use their best efforts to obtain the Shareholder Approval, and the Board of Directors of Merchants Bancorp shall recommend that shareholders vote in favor of this Agreement and the transactions contemplated hereby in all materials submitted to such shareholders and at the Shareholders' Meeting.  Merchants Bancorp shall provide Riverview with a reasonable opportunity to review and comment upon all information and materials to be provided to its shareholders prior to distribution to such shareholders and all such information and materials shall be reasonably satisfactory to Riverview prior to distribution thereof.

 6.05.              Access to Information and Properties.  Between the date of this Agreement and the Closing Date, MBank shall permit any officers, employees, representatives or agents of Riverview, at Riverview's cost and expense, access at all reasonable times to MBank's assets and personnel, and disclose and make available to Riverview and its officers, employees, representatives or agents, all books, papers and records relating to the Transferred Assets and the Assumed Liabilities as Riverview may reasonably request.  MBank shall cause its personnel to provide reasonable assistance to Riverview in Riverview's investigation of matters relating to the Transferred Assets and the Assumed Liabilities; provided such assistance does not unreasonably interfere with such personnel's job duties.  Riverview will not exercise its rights under this section in a manner that materially disrupts the normal business operations of MBank.

 6.06.              Agreements and Consents.  Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible.  MBank will act diligently and reasonably in attempting to obtain, before the Closing Date, the Consents, in form and substance reasonably satisfactory to Riverview, from any party to any Assumed Contract and Lease required to be obtained to assign or transfer any such Assumed Contract or Lease to Riverview or interests therein.

 6.07.              Fees and Expenses.  Except as otherwise set forth in this Agreement, MBank and Merchants Bancorp will pay their own, and Riverview and Riverview Bancorp will pay their own, out-of-pocket expenses, including attorney's fees and investment banking fees and expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

6.08. Cooperation.
(a) Each party agrees that on and before the Closing Date it shall (i) cooperate with the others in accomplishing the terms and conditions of this Agreement and (ii) furnish such information and take such actions as may be reasonably required for the others to fulfill any of their obligations hereunder, including making available to the other and to any taxing authority as reasonably requested all relevant information, records and documents relating to Taxes with respect to the Transferred Assets, the Assumed Liabilities, or the operation of the Branches. Each party will also provide timely notice to the other in writing of any pending or proposed Tax audits (and copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Transferred Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement or under applicable law.
(b) MBank and Riverview agree to cooperate in order to facilitate the orderly transfer of all of the data processing information relating to the Transferred Assets and Assumed Liabilities. The format to be used for the transfer of data will be the format normally used by MBank in the electronic processing of its accounts. Within thirty (30) days of the date of this Agreement, appropriate systems and/or operations personnel of MBank and Riverview shall mutually agree upon a written conversion/data transfer plan and thereafter use commercially reasonable efforts to timely implement such plan.
6.09. Individual Retirement Accounts. Not earlier than thirty (30) days priorto the Closing Date, MBank shall give notice of its resignation effective as of the Closing Date as trustee or other fiduciary under any individual retirement accounts of MBank, and Riverview may take all actions it deems necessary to seek to effectuate its appointment as successor trustee or other fiduciary of all accounts transferred hereunder.
6.10. Notices to Depositors and Borrowers. MBank shall provide toRiverview at least forty-five (45) days prior to the anticipated Closing Date a customer list of the Deposits and Transferred Loans as of a time reasonably selected by MBank together with two sets of mailing labels. On the Closing Date, MBank shall provide a final customer list of MBank's Deposits and Transferred Loans as of the Closing Date. At least thirty (30) days before the Closing (or such earlier or later date as may be required by Law), in accordance with all applicable regulatory guidelines, MBank and Riverview each shall mail to the holders of the Deposits and Transferred Loans a notice (the "MBank Notification" and the "Riverview Notification," respectively, and collectively the "Notifications") describing the sale of MBank's banking business to Riverview and the transfer of the accounts to Riverview. The Notifications will be based on the list and labels referred to above and a log maintained by MBank of new accounts opened since the date of said list. The Riverview Notification shall set out the details of Riverview's administration of the Deposits and Transferred Loans, including servicing matters, and Riverview may include information, brochures, bulletins, press releases and other communication to MBank's customers concerning the business and operations of Riverview. Each party shall obtain the other party's approval of its Notification and any other communications to customers regarding the transactions contemplated hereby, provided that such approval shall not be unreasonably withheld. Notifications may be made jointly if (i) permitted by applicable Law and (ii) MBank and Riverview mutually agree to the contents thereof. If a Notification is made jointly, the costs thereof will be divided equally between MBank and Riverview. Riverview shall be responsible for any notices required to be sent after the Closing.

6.11.      Withholding. On or before the Closing Date, MBank shall deliver to Riverview a list of all customers who have received "B" or "C" notices issued by the IRS relating to the Deposits. From and after the Closing Date, MBank shall promptly deliver to Riverview (i) any and all similar notices regarding Deposits received from IRS and (ii) all notices received from the IRS releasing any Governmental Entity restrictions on such Deposits. Any amounts required by any Governmental Entity to be withheld from any such Deposits (the "Withholding Obligations") and any related penalties imposed by any Governmental Entity will be handled as follows:

(a)          Any Withholding Obligations required to be remitted to the appropriate Governmental Entity on or prior to the Closing Date will be withheld and remitted by MBank, and any other Withholding Obligations withheld by MBank prior to the Closing Date shall also be remitted by MBank to the appropriate Governmental Entity on or prior to the time due;

(b)          Any Withholding Obligations required to be remitted to the appropriate Governmental Entity after the Closing Date and not withheld as set forth in Section 6.11(a) above shall be withheld and remitted by Riverview on or prior to the time such Withholding Obligations are due. Within two (2) days of receipt of any such notice by MBank, MBank shall notify Riverview, and Riverview shall comply with the applicable notification requirements;

(c)          Any penalties described on "B" notices from the IRS or any similar penalties which relate to the Deposits will be paid by MBank promptly upon receipt of the notice, providing such penalty assessment resulted from MBank's acts, policies or omissions prior to the Closing and any efforts to reduce such penalties shall be the responsibility of MBank; and

(d)          Any penalties assessed due to information missing from information filings regarding the Deposits which were due prior to the Closing Date, including without limitation 1099 forms, shall be paid by MBank promptly upon receipt of the notice, providing such penalty assessments resulting from MBank's acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of MBank.

6.12. Employees.

(a)          The employees of MBank as of the Closing Date (the "Employees") shall, as of the Closing Date, be terminated by MBank, other than personnel it retains to perform MBank's post-closing obligations under this Agreement and to wind up the affairs of MBank. Such retained personnel shall not be deemed Employees for purposes of this Section 6.12. Neither Riverview nor Riverview Bancorp shall have any obligation to hire any of the Employees. MBank shall pay all severance obligations arising out of the termination of any Employee's employment who will not be employed by Riverview or Merchants Bancorp, but stays employed with MBank through the Closing Date, in accordance with MBank's severance plans, policies and procedures; provided, however, that even if MBank has no severance payment policy, MBank shall make severance payments in an amount equal to one (1) week's salary for each year of the Employee's service with MBank; provided, further, that such severance payments shall not be greater than an amount equal to thirteen (13) weeks of service, regardless of length of service. The foregoing severance shall not apply to the Chief Operating Officer of MBank. MBank shall be responsible for the filing of Forms W-2 with the IRS and all required filings with state tax authorities with respect to wages and benefits paid to each such Employee for all periods ending on or prior to the Closing Date. MBank shall be responsible for all salary, compensation and employee benefits, and all payroll taxes in connection therewith, for the Employees accrued or owed for all periods ending on or prior to the Closing Date.

(b)          MBank shall be solely responsible, and neither Riverview nor Riverview Bancorp shall have any obligations whatsoever for, any compensation or other amounts payable to any Employee (or former employee) of MBank, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, sick leave, fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or former employee) of MBank for any period of service with MBank and MBank shall pay on the Closing Date all such amounts to all entitled Employees for their service on or prior to the Closing Date including accrued but unused vacation time. MBank shall be solely responsible and neither Riverview nor Riverview Bancorp shall have any obligations whatsoever to provide any notice or information arising from or related to termination of employment of employees of MBank, including any notice required by Code Section 4980B ("COBRA"). MBank shall provide all of its Employees the required COBRA notices regarding Employees' COBRA rights.

(c)          MBank shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Employees (or former employees) or agents of MBank which claims relate to events occurring during their service with MBank. MBank also shall remain solely responsible for all worker's compensation claims of any Employees (or former employees) or agents of MBank which relate to events occurring during their service with MBank. MBank shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

(d)          Riverview shall notify MBank at least twenty-one (21) days prior to the Closing Date of Riverview's decision as to which Employees it intends to make an offer of employment. MBank and Riverview agree to cooperate fully in facilitating the orderly transfer of any Employees which Riverview determines to hire on or prior to the Closing Date (with service effective as of the day next following the Closing Date). Riverview shall be responsible for all salary, compensation and employee benefits, and all payroll taxes in connection therewith, for any of the Employees which it hires which are accrued or owed for all periods of service after the Closing Date. Riverview shall give credit for years of service to MBank, for eligibility and vesting purposes, under Riverview's employee benefit plans (other than its employee stock ownership plan), to the extent permitted by the terms of such plans, to all Employees hired by Riverview on or prior to the Closing Date (with service effective on the day next following the Closing Date). All Employees hired by Riverview shall be eligible upon commencement of service to participate in Riverview's health insurance plan. Subject to Riverview's existing or amended personnel and evaluation policies and the needs of Riverview's business, Riverview intends to provide Employees hired by Riverview with substantially similar salaries, duties and benefits as are available to similarly situated employees of Riverview; provided, however, nothing contained herein shall be construed to create a contract of employment, benefits or duties for any Employee and all such Employees shall be Employees "at will" without promise of title, salary, duties and benefits.

Subject to receipt of prior regulatory approval, as may be necessary, from the OCC and the FDIC prior to Closing, Riverview agrees to absorb the cost of (i) the severance to be paid by MBank under Section 6.12(a) to Employees who are not offered employment by Riverview or Merchants Bancorp in an amount equal to one (1) week's salary for each year of service up to a maximum of thirteen

(13) weeks, and (ii) the $175,000 severance to be paid to MBank's Chief Operating Officer under his employment or change in control agreement.
6.13.           Assumption of Risks.
(a)               If any of the Branch Offices or improvements located thereon are destroyed or materially damaged by fire or other casualty prior to the Closing Date, Riverview shall have the right to terminate this Agreement or to accept such Branch Office and improvements as damaged, together with any rights of MBank to receive insurance proceeds and to exercise any other rights of MBank under all other Transferred Assets following their assignment to Riverview on the Closing Date.
(b)              Except as otherwise provided herein, Riverview shall be solely responsible for all casualty losses and Liability claims relating to the Branch Offices arising after the Closing Date.
(c)            As of the close of business on the Closing Date, MBank shall discontinue providing any security for persons and property at the Branch Offices. Except as otherwise provided herein, Riverview shall be solely responsible for all Liabilities arising out of injury or damage to persons and property on or at the Branch Offices as of the opening of business on the Closing Date.
6.14.        Environmental Study. (a) Within thirty (30) days after the date of this Agreement, Riverview may order at its sole cost and expense a Phase I environmental report ("Phase I") of the Owned Real Property conducted by an independent environmental investigation and testing firm selected by Riverview (subject to any landlord's approval or consent as may be required and prior notice to MBank of the date and time of any such inspections and examinations) and which shall be undertaken in a manner and at times so as not to unreasonably disrupt MBank's business operations of the Branches. In the event any Phase I discloses any potential environmental condition that in the reasonable belief of Riverview warrants further review or investigation, Riverview may within ten (10) Business Days of receipt by Riverview of the Phase I, notify MBank of its intention to order a Phase II environmental report ("Phase II") conducted by an independent environmental investigation and testing firm selected by Riverview. MBank shall, within five (5) Business Days after receipt of such notice from Riverview, either consent in writing to Riverview ordering a Phase II or notify Riverview that they are treating the Owned Real Property and the Personal Property and Assumed Contracts associated with the Owned Property as Excluded Assets. For the avoidance of doubt, Riverview shall remain obligated to, in accordance with the terms of this Agreement, purchase all other Assets and assume all other Assumed Liabilities pursuant to this Agreement. In the event that MBank delivers written approval to Riverview to order a Phase II, Riverview may, within ten (10) Business Days order such Phase II. If the Phase II report recommends or suggests as being appropriate the taking of any remedial and corrective actions, or reveals levels of environmental contaminants in excess of Federal or state action limits on the Owned Real Property, Riverview may purchase the Owned Real Property on terms mutually agreeable to Riverview and MBank, including which party pays for the Phase II report. In the event that Riverview and MBank fail to reach such agreement within ninety (90) days following the date of this Agreement, Riverview may treat the Owned Real Property and the Personal Property and Assumed Contracts associated with the Owned Property as Excluded Assets by giving MBank written notice. For the avoidance of doubt, Riverview shall remain obligated to, in accordance with the terms of this Agreement, purchase all other Assets and assume all other Assumed Liabilities pursuant to this Agreement.
6.15.         Notification. Prior to the Closing Date, MBank shall promptly provide Riverview (after MBank has notice thereof) with written notice of, and keep Riverview advised as to, (a)any Material Adverse Change in the Transferred Assets or the Assumed Liabilities and (b)any pending or, to MBank's Knowledge, threatened or anticipated action, suit or proceeding that challenges the P&A Transaction or that could affect any of the Transferred Assets.

6.16.           Filings; Power of Attorney. On or after the Closing Date, Riverview may file with Governmental Entities, on behalf and in the name of MBank, all assignments related to the Loans and any financing statement amendments and any other documents covered by the Power of Attorney to be executed by MBank under Section 8.02(h)(vii).

6.17.          Exclusive Dealing. Until such time as either the Closing has occurred or this Agreement is terminated in accordance with ArticleIX, neither MBank nor Merchants Bancorp will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or accept, any proposal of any other Person relating to the P&A Transaction, the Trust Preferred Securities or the assets, liabilities or business, in whole or in part, of MBank.

6.18            Non-Compete/Non-Solicit. For a period of two (2) years following the Closing Date, MBank and Merchants Bancorp and their outside directors shall not, directly or indirectly, participate as a director, management or consultant to a state or federally chartered financial institution, in each case in the States of Oregon and Washington. In addition for a period of two (2) years following the Closing Date, neither MBank nor Merchants Bancorp or any of their Affiliates, directors or executive officers shall directly or indirectly solicit, induce or encourage any employee, service provider, customer or vendor of Riverview to cease or terminate its, his or her employment or business relationship with Riverview. Notwithstanding the foregoing, Merchants Bancorp, and its successors and assigns, shall be entitled to engage in lending but shall not solicit loans from Riverview customers, including obligors on Transferred Loans, except for advertising using newspaper, radio, television, internet, social media or similar advertisement of a general circulation that is not specifically targeted at Riverview customers. The foregoing is in addition to the requirements of the Non-Solicitation Agreement contained in Annex A-2.

6.19.          Further Assurances. From time to time after the Closing, each party, without further consideration, shall execute and deliver, or cause to be executed and delivered, such instruments and take such action as may be reasonably necessary or requested by any other party in order to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, on and after the Closing Date, MBank and Merchants Bancorp shall (a)give such further assistance to Riverview and shall execute, acknowledge, and deliver all such instruments and take such further action as may be reasonably necessary and appropriate or reasonably requested by Riverview effectively to transfer to, and vest in, Riverview full, legal, and equitable title to the Transferred Assets and put Riverview in possession of the Transferred Assets, (b)in the case of Assumed Contracts and other interests included in the Transferred Assets (i)which cannot be transferred or assigned effectively without the Consent of third parties which Consent has not been obtained prior to the Closing, to cooperate with Riverview in endeavoring to obtain such Consent promptly, and if any such Consent is unobtainable, to use its commercially reasonable efforts to secure to Riverview the benefits thereof in some other manner or (ii)which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Riverview to secure to Riverview the benefits and burdens thereof in some other manner (including the exercise of the rights of MBank thereunder), in the case of each of clause (i)and (ii)immediately above to the extent requested by, and at the option of, Riverview; provided, however, that nothing herein shall relieve MBank or Merchants Bancorp of its obligations under any other section of this Agreement, and (c)use reasonable efforts to assist Riverview in the orderly transfer of the Transferred Assets and Deposits.

ARTICLE VII

POST-CLOSING

7.01.       Surrender of Charter.Promptly following the Closing (but not later than thirty (30) days after the Closing Date which may be longer than thirty (30) days, if required by any Governmental Authority), MBank shall surrender its bank charter and MBank shall thereafter comply with applicable Laws relating to the winding up of its affairs and its liquidation.

7.02        No Dissolution of Merchants Bancorp. For the later of: (a) the three (3) year period following the Closing Date or (b) while a claim is pending against Merchants Bancorp under Article X, the management and shareholders of Merchants Bancorp shall not take any action, or omit to take any action, that is reasonably likely to cause the dissolution of Merchants Bancorp.

ARTICLE VIII

CONDITIONS

8.01.       Conditions to Obligations of MBank and Merchants Bancorp. The obligation of MBank and Merchants Bancorp to effect the transactions contemplated by this Agreement is subject to the fulfillment or MBank's and Merchants Bancorp's written waiver at or prior to the Closing Date of all of the following additional conditions:

(a)           Regulatory and Shareholder Approvals. All regulatory approvals from the Approving Authorities necessary to consummate the P&A Transaction and the TRPs Transaction shall have been obtained and remain in full force and effect and all applicable waiting periods have expired. Merchants Bancorp shall have obtained the Shareholder Approval.

(b)          Representations and Warranties. The representations and warranties of Riverview and Riverview Bancorp set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i)to the extent such representations and warranties are by their express provisions made as of a specific date, and (ii)for the effect of changes or transactions permitted or contemplated by this Agreement).

(c)         Performance of Obligations. Riverview and Riverview Bancorp shall have performed all obligations, covenants and agreements required to be performed by them under this Agreement, in all material respects, prior to the Closing Date, including the delivery of the documents described in Section8.01(g).

(d)        No Adverse Action. No Law or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Entity that would (i)make this Agreement or any other agreement contemplated hereby, or the P&A Transaction or the TRPs Transaction, illegal, invalid or unenforceable, or (ii)impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the P&A Transaction or the TRPs Transaction.

(e)        No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change with respect to Riverview or Riverview Bancorp.

(f)        Transfer Amount. Riverview shall have tendered the Estimated Transfer Amount (if it is a positive number) to MBank, subject to its rights under Section 2.06 to deduct the TRPs Base Payment therefrom and apply it in satisfaction of the TRPs Base Payment.

(g)       Other Deliverables. Riverview or Riverview Bancorp, as applicable, has delivered to MBank or Merchants Bancorp, as applicable, all of the following agreements, certifications and other deliverables:

(i)	an executed Assignment and Assumption of Deposits Agreement, in substantially the form set forth in Exhibit A;

(ii)	an executed Assignment and Assumption of Assumed Contracts Agreement, in substantially the form set forth in Exhibit B;

(iii)	an executed Assignment and Assumption of Loans Agreement, in substantially the form set forth in Exhibit D;

(iv)	an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, in substantially the form set forth in Exhibit E;

(v)	an executed Assignment and Assumption of Lease for each of the Leases, in substantially the form set forth in Exhibit F;

(vi)	executed assignment and assumption instruments including supplemental indentures and other documents relating to the Trust Preferred Securities in form reasonably acceptable to Merchants Bancorp and the trustee in the TRPs Transaction;

(vii)	a certified copy of the resolutions of the Boards of Directors of Riverview and Riverview Bancorp authorizing and approving the execution of this Agreement and the consummation of the P&A Transaction by Riverview and the consummation of the TRPs Transaction by Riverview Bancorp; and

(viii)	a Certificate or Certificates signed by an authorized officer of Riverview and Riverview Bancorp stating that all of the conditions set forth in Sections 8.01(b)and (c)have been satisfied or waived, as provided therein.

8.02.     Conditions to Obligations of Riverview and Riverview Bancorp. The obligation of Riverview and Riverview Bancorp to effect the transactions contemplated by this Agreement is subject to the fulfillment or Riverview's and Riverview Bancorp's written waiver at or prior to the Closing Date of all of the following additional conditions:

(a)         Regulatory and Shareholder Approvals. All regulatory approvals from the Approving Authorities necessary or appropriate to consummate the P&A Transaction and the TRPs Transaction (i) shall have been obtained and remain in full force and effect and all applicable waiting periods have expired and (ii) shall not contain or impose any Burdensome Condition. Merchants Bancorp shall have obtained the Shareholder Approval.

(b)         Representations and Warranties. The representations and warranties of MBank and Merchants Bancorp set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i)to the extent such representations and warranties are by their express provisions made as of a specific date, and (ii)for the effect of changes or transactions permitted or contemplated by this Agreement).

(c)         Performance of Obligations. MBank and Merchants Bancorp shall have performed all obligations, covenants and agreements required to be performed by them under this Agreement, in all material respects, prior to the Closing Date, including the delivery of the documents described in Section8.02(h).

(d)         No Adverse Action. No Law or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, or the transactions contemplated hereby by any Governmental Entity that would (i)make this Agreement or any other agreement contemplated hereby, or the P&A Transaction or the TRPs Transaction, illegal, invalid or unenforceable, or (ii)impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the P&A Transaction or the TRPS Transaction.

(e)         No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change with respect to MBank or Merchants Bancorp.

(f)        Transfer Amount, Escrow Balances and TRPs Base Payment. MBank shall have tendered the Estimated Transfer Amount (if it is a negative number) and the Escrow Balances as of the Closing Date (including a written analysis thereof on a per Transferred Loan basis) to Riverview, and Merchants Bancorp shall have tendered the TRPs Base Payment to Riverview Bancorp.

(g)       Third party Consents. The parties shall have obtained the third party consents identified on Schedule 8.02(g).

(h)       Other Deliverables. MBank or Merchants Bancorp, as applicable has delivered, or caused to be delivered, to Riverview or Riverview Bancorp, as applicable, all of the following agreements, certifications and other deliverables:

(i)	an executed Assignment and Assumption of Deposits Agreement, in substantially the form set forth in Exhibit A;

(ii)	an executed Assignment and Assumption of Assumed Contracts Agreement, in substantially the form set forth in Exhibit B;

(iii)	an executed Bill of Sale, in substantially the form set forth in Exhibit C;

(iv)	an executed Assignment and Assumption of Loans Agreement, in substantially the form set forth in Exhibit D;

(iv)	an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, in substantially the form set forth in Exhibit E;

(vi)	an executed Assignment and Assumption of Lease for each of the Leases, in substantially the form set forth in Exhibit F;

(vii)	an executed Limited Power of Attorney, in substantially the form set forth in Exhibit G;

(viii)	an executed deed of conveyance in customary statutory form with respect to the Owned Real Property.

(ix)	the executed Non-Solicitation Agreements in Annex A-2;

(x)	certificates representing all of the outstanding common securities of Merchants Bancorp Statutory Trust I (properly endorsed or with executed stock powers) and executed assignment and assumption instruments relating to the Trust Preferred Securities in form reasonably acceptable to Riverview Bancorp;

(xi)	a written certification from legal counsel that the Shareholder Approval was obtained in compliance with applicable Law and the Constituent Documents of Merchants Bancorp;

(xii)	a certified copy of the resolutions of the Boards of Directors and MBank and Merchants Bancorp authorizing and approving the execution of this Agreement and the consummation of the P&A Transaction by MBank and the consummation of the TRPs Transaction by Merchants Bancorp;

(xiii)	a Certificate or Certificates signed by an authorized officer of MBank and Merchants Bancorp stating that all of the conditions set forth in Sections 8.02(b)and (c)have been satisfied or waived, as provided therein;

(xiv)	such other bills of sale, assignments, and other instruments and documents as counsel for Riverview may reasonably require asnecessary or desirable for transferring, assigning and conveying to Riverview good and marketable title to the Transferred Assets and insurable title to the Owned Real Property;

(xv)	the Records; and

(xvi)	such other documents, instruments, certificates and other agreements as Riverview may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

ARTICLE IX

TERMINATION

9.01.      Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           By written consent of all parties hereto if the Board of Directors of each party agrees to terminate by a majority vote of its members;

(b)           By any party hereto at any time after February 28, 2017, or such other date as is mutually agreed upon by the parties in writing, if the P&A Transaction and TRPs Transaction have not been consummated on or prior to that date; provided, however, that the right to terminate this Agreement under this Section9.01(b)is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the P&A Transaction or TRPs Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           By any party hereto if any Approving Authority has denied a required approval of any application filed in connection with the P&A Transaction or TRPs Transaction

(d)           By Riverview or Riverview Bancorp in the event of a material breach by MBank or Merchants Bancorp, or MBank or Merchants Bancorp in the event of a material breach by Riverview or Riverview Bancorp, of any representation, warranty, covenant or agreement contained in this Agreement, which breach is not cured within fifteen (15) days (or such longer period not exceeding thirty (30) days in the event such breach cannot reasonably be cured within fifteen (15) days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies);

(e)           By Riverview or Riverview Bancorp, if there is a Material Adverse Change with respect to MBank or Merchants Bancorp;

(f)           By MBank or Merchants Bancorp, if there is a Material Adverse Change with respect to Riverview;

(g)           By Riverview, any time subsequent to receipt of a regulatory approval from an Approving Authority that contains or imposes a Burdensome Condition;

(h)           By Riverview or Riverview Bancorp, if the Shareholder Approval has not been obtained within ninety (90) days after the date of this Agreement; or

(i)            By Riverview as provided in Section 6.13(a).

9.02.        Effect of Termination. Except for the Liability of the parties set forth below in this Section 9.02, which shall survive any termination of this Agreement, upon termination of this Agreement pursuant to Section 9.01 above, this Agreement shall be without further force or effect and there will be no Liability on the part of any party hereto or its respective directors and officers (other than Section 6.07):

(a)            If this Agreement is terminated by Riverview or Riverview Bancorp pursuant to Section 9.01(e) or (h), then in such event, MBank and Merchants Bancorp shall be, jointly and severally, liable to pay Riverview $350,000 in immediately available funds, as agreed upon liquidated damages, which payment shall be made within five (5) Business Days after termination and shall include statutory interest if not timely paid to the date of actual payment;

(b)            If this Agreement is terminated by MBank or Merchants Bancorp pursuant to Section 9.01(f), then in such event, Riverview and Riverview Bancorp shall be, jointly and severally, liable to pay MBank $350,000 in immediately available funds, as agreed upon liquidated damages, which payment shall be made within five (5) Business Days after termination and shall include statutory interest if not timely paid to the date of actual payment; or

(c)            If this Agreement is terminated pursuant to Section 9.01(d), then in that event, the breaching parties, jointly and severally, shall be liable to the non-breaching parties based upon all remedies available at law or in equity, with no remedy being exclusive and all remedies being cumulative. For purposes hereof, if Riverview or Riverview Bancorp is the breaching party, then both Riverview and Riverview Bancorp shall be deemed breaching parties; or if MBank or Merchants Bancorp is the breaching party, then both MBank and Merchants Bancorp shall be deemed breaching parties.

ARTICLE X

INDEMNIFICATION

10.01.      MBank and Merchants Bancorp Indemnity. Subject to the provisions of this ArticleX, MBank and Merchants Bancorp shall jointly and severally indemnify and hold Riverview and Riverview Bancorp, and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Riverview Indemnified Parties"), harmless from and against any and all damages, losses, costs, obligations, claims, causes of action, demands, assessments, judgments, settlements or Liability (whether based on contract, tort, product liability, strict liability or otherwise and whether ultimately determined to be valid), including Taxes, and all reasonable costs and expenses (including prejudgment interest and other interest, penalties and attorneys' and accountants' fees and disbursements) of defending or asserting any of the foregoing or of enforcing this Agreement (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by any Riverview Indemnified Parties after the Closing, directly or indirectly, arising out of, resulting from or in connection with:

(a)            Any inaccuracy or breach of any representation or warranty (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Damages with respect thereto, any qualification as to Material Adverse Change, "materiality," "knowledge," "MBank's Knowledge" or similar qualifier set forth in such representation or warranty) or any breach or failure (regardless of whether such breach or failure is deemed "material") to perform any covenant or agreement made or undertaken by MBank or Merchants Bancorp in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered by MBank and/or Merchants Bancorp pursuant to this Agreement;

(b)           Any of the Excluded Assets or Excluded Liabilities;

(c)           Any Liability to a third party based upon any act or omission of MBank or Merchants Bancorp whether existing prior to or after the Closing Date; and

(d)           Any Litigation incident or relating to subsections (a), (b)or (c)of this Section10.01.

10.02.     Riverview and Riverview Bancorp Indemnity. Subject to the provisions of this ArticleX, Riverview and Riverview Bancorp shall jointly and severally indemnify and hold MBank and Merchants Bancorp, and their respective directors, officers, employees, agents, representatives, successors and assigns (the "MBank Indemnified Parties") harmless from and against any and all Damages asserted against, resulting to, imposed upon or incurred by any MBank Indemnified Parties after the Closing, directly or indirectly, arising out of, resulting from or in connection with:

(a)          Any inaccuracy or breach of any representation or warranty (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Damages with respect thereto, any qualification as to Material Adverse Change, "materiality," "knowledge," "Riverview's Knowledge" or similar qualifier set forth in such representation or warranty) or any breach or failure (regardless of whether such breach or failure is deemed "material") to perform any covenant or agreement made or undertaken by Riverview or Riverview Bancorp in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered by Riverview and/or Riverview Bancorp pursuant to this Agreement;

(b)         The Assumed Liabilities;

(c)         Any Liability to a third party based upon any act or omission of Riverview or Riverview Bancorp that occurs or fails to occur after the Closing Date; and

(d)         Any Litigation incident or relating to subsections (a), (b)or (c)of this Section10.02.

10.03.   Indemnity Procedure. All claims for indemnification by a party seeking to be indemnified (an "Indemnified Party") under this ArticleX shall be asserted and resolved as follows:

(a)         In the event that any claim or demand for which MBank and Merchants Bancorp or Riverview and Riverview Bancorp, as applicable (as the case may be, the "Indemnifying Parties") would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, including a Governmental Entity (a "Third Party Claim"), such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Parties of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). Failure to provide a Claim Notice of any such claim or demand shall not affect the Indemnifying Parties duties or obligations under this ArticleX, except to the extent the Indemnifying Parties are materially prejudiced thereby. The Indemnifying Parties shall have ten (10)days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i)whether or not they dispute the liability of the Indemnifying Parties to the Indemnified Party hereunder with respect to such claim or demand, and (ii)whether or not they desire, at their cost and expense, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties, and provided further, that in respect of a claim or demand for Taxes no such right of the Indemnifying Parties to defend shall apply unless and to the extent the Indemnified Party consents. If the Indemnifying Parties notify the Indemnified Party within the Notice Period that they desire to defend the Indemnified Party against such claim or demand, the Indemnifying Parties shall, subject to the preceding sentence and the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations; provided, however, that to the satisfaction of the Indemnified Party, the Indemnifying Parties shall indemnify and secure the Indemnified Party against such contested claims by posting a bond or otherwise. If the Indemnifying Parties undertake the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense. If the Indemnifying Parties fail to respond to the Indemnified Party within the Notice Period or after electing to defend fail to commence or diligently pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter, all on behalf, for the account and at the risk of the Indemnifying Parties. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition or operations which existed or were conducted both prior to and after the Closing

Date, each applicable party shall have the same right to participate in the proceeding without any single party having the right of control.

(b)         If requested by the Indemnifying Parties, the Indemnified Party agrees, at the expense of the Indemnifying Parties, to reasonably cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest.

(c)         If any Indemnified Party should have a claim or demand against the Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall send a Claim Notice with respect to such claim or demand to the Indemnifying Parties. Failure to provide a Claim Notice of any such claim or demand shall not affect the duties or obligations of the Indemnifying Parties under this ArticleX, except to the extent the Indemnifying Parties are materially prejudiced thereby. If the Indemnifying Parties dispute such claim, such dispute shall be resolved by mutual agreement of the Indemnifying Parties and Indemnified Party or by litigation in an appropriate court of competent jurisdiction.

10.04.    Limitations on Indemnity.

(a)          Notwithstanding the foregoing, neither MBank and Merchants Bancorp, on the one hand, nor Riverview and Riverview Bancorp, on the other hand, shall be required to indemnify the Riverview Indemnified Parties or the MBank Indemnified Parties, as applicable, in respect of any Damages suffered by the Riverview Indemnified Parties or the MBank Indemnified Parties, as applicable, unless the aggregate amount of the Indemnifying Parties obligation under this ArticleX exceeds an amount equal to $75,000 (the "Threshold Amount"), in which case the applicable Indemnifying Parties will be required to indemnify the Riverview Indemnified Parties or the MBank Indemnified Parties, as applicable, for all Damages regardless of the Threshold Amount. Notwithstanding, the foregoing, the Threshold Amount will not apply to Third Party Claims.

(b)         The aggregate amount of Damages actually paid to the Riverview Indemnified Parties or MBank Indemnified Parties, as applicable, under this ArticleX shall not exceed $5.0 million, except with respect to Third Party Claims.

(c)          No indemnification will be provided by Indemnifying Parties for any claim for indemnification which is made more than three (3)years following the Closing Date. Notwithstanding the foregoing, if at the end of such period there shall be pending any indemnification claim by a Person, such Person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration.

(d)          No Indemnified Party shall be required to (i)incur any material out-of-pocket costs or expenses or pay any other material amounts to third parties, except to the extent that the Indemnifying Parties have acknowledged in writing that such costs, expenses or other amounts constitute indemnifiable Damages hereunder, (ii)make any claims under existing insurance policies, or (iii)take any other action to the extent such action would adversely affect such Indemnified Party in any material respect.

10.05.     Exclusive Remedy. After the Closing Date, this ArticleX shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, provided that the foregoing shall not be deemed to limit the rights of any party to seek equitable remedies (including specific performance or injunctive relief) or seek Damages in the case of any fraud, willful or knowing breach or misrepresentation.

ARTICLE XI

OTHER TRANSITIONAL AND POST-CLOSING MATTERS

11.01.      Payment of Instruments. Following the Closing, Riverview agrees to pay all checks, drafts, and withdrawal orders (including ACH debits) with respect to the Deposits to the extent that (a)such payment is in accordance with applicable Law and the overdraft and other policies applicable to such Deposits, (b)they are otherwise properly payable, and (c)they are presented to Riverview by mail, over its counters, or by any other authorized means.Riverview shall in all other respects discharge, in the usual course of business, the duties and obligations of MBank with respect to the Deposits and the balances due and owing thereunder.

11.02.      Statements. To the extent required by applicable Law or Contract, (a)MBank will issue statements to its customers that include all transactions with respect to the Deposits and the Loans through an agreed-upon date, and (b)Riverview will issue statements for all transactions with respect to the Deposits and the Loans thereafter. Interest and service charge calculations will be processed by MBank on such customer accounts as of the close of business on the Closing Date.

11.03.      Access to Records. MBank and Riverview mutually agree to maintain all records and other documents relating to the Transferred Assets and Assumed Liabilities for such periods as provided in MBank and Riverview's respective record retention policies or required by applicable Law, and to examine, inspect, copy and reproduce such records and other documents relating to such Transferred Assets and Assumed Liabilities as may be reasonably requested by the other party. Any charges for such examination and photocopying will be at a rate not greater than the examining party's customary rates for similar requests by its customers.

11.04.      Information Reporting. With respect to the Transferred Loans and Deposits, MBank will be responsible for reporting to the customer and to the IRS (and any state or local taxing authority as required by Law) all interest paid or earned by the customer prior to and including the Closing Date, and Riverview will be responsible for reporting to the customer and to the IRS (and any state or local taxing authority as required by Law) all interest paid or earned by the customer after the Closing Date.

11.05.      Loan Payments and Information Received by MBank After the Closing Date. Following the Closing Date:

(a)            MBank agrees to forward promptly to Riverview all payments (properly endorsed) which are received by MBank that relate to the Transferred Loans or Overdrafts and to provide sufficient information so that any such payments may be properly applied; and

(b)            MBank agrees to forward promptly to Riverview all notices or other correspondence received that relates to the Transferred Assets or Assumed Liabilities.

11.06.      Transition. From and after the date of this Agreement, MBank and Riverview agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information relating to the Transferred Assets and Assumed Liabilities, including without limitation providing all information that Riverview may reasonably request at such times and in such formats as Riverview may reasonably request. Additionally, each of Riverview and MBank agrees to provide the other, upon reasonable prior notice, with such information and data as is necessary to allow MBank and Riverview to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, Employees (to the extent applicable) and the Transferred Assets and Assumed Liabilities, and each of MBank and Riverview agree to timely take any and all action as required by Law to comply with such tax, regulatory and/or reporting obligations.

11.07.       Transfer Conveyance and Recording Charges. MBank shall pay all transfer and conveyance Taxes and fees and recording charges in connection with the transfer of the Transferred Assets to Riverview. Notwithstanding the foregoing, all conveyance and other settlement charges relating to the Owned Real Property will be paid by the applicable party in accordance with standard real estate closing practices in the State of Oregon.

11.08         Errors and Omissions and Directors and Officers Insurance. MBank shall maintain its current errors and omissions and directors and officers' insurance coverage, or equivalent coverage, through the Closing. At or prior to Closing, MBank will obtain tail coverage under its errors and omissions and directors and officers insurance to cover a period of not less than three years after the Closing Date.

ARTICLE XII

GENERAL PROVISIONS

12.01.        Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.02.        Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, entitled to the benefits thereof. No failure or delay on the part of any party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto operates as a waiver nor does any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

12.03.        Survival of Representations and Warranties. The parties hereto agree that all of the representations and warranties contained in this Agreement shall survive for a period of three (3) years subsequent to the Closing Date.

12.04.       Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees. Any arbitration or related proceedings will take place in Vancouver, Washington.

12.05.       Binding Effect; Assignment. Subject to Section2.05, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement. All terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.06.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement if held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

12.07.       Headings. Article, Section, Subsection, and Paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

12.08.       Entire Agreement.This Agreement and the Annexes, Schedules and Exhibits hereto constitute the entire agreement between and among the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, or understandings with respect thereto.

12.09.      Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pagesby facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

12.10.      Notices. All notices required or permitted under this Agreement must be given in writing, reference this Agreement and will be deemed delivered and given (i)upon personal delivery to the party to be notified; (ii)on the date received if sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (iii)two Business Days after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Riverview or Riverview Bancorp:

Riverview Community Bank
900 Washington, Suite 900
Vancouver, Washington 98660
Attn: Ronald A. Wysaske, President
Email: ronwysaske@riverviewbank.com
Telephone: (360) 693-6650

With copies to:
Breyer & Associates PC
Attn: John F. Breyer, Jr.
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
Email: jbreyer@b-a.net
Telephone: 703-883-1100

(b)	If to MBank or Merchants Bancorp:

MBank
9415 SE Stark Street
Portland, Oregon 97216
Attn: Jefry A. Baker
Email: jbaker@mbankonline.com
Telephone: 503-595-1312

With copies to:

Miller Nash Graham & Dunn LLP
Attn: Stephen M. Klein
2801 Alaskan Way, Suite 300
Seattle, Washington 98121
Email: stephen.klein@millernash.com
Telephone: (206) 777-7506

provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.

12.11.      Governing Law and Jurisdiction. This Agreement is governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the internal laws of the State of Washington applicable to contracts made in that state, without reference to its conflicts of laws principles, except to the extent that Federal Law or the internal laws of the State of Oregon are otherwise controlling.

12.12.       Post-Closing Joint Responsibility. Merchants Bancorp shall be jointly responsible with MBank for the performance of the post-closing obligations of MBank under this Agreement, and upon the liquidation and dissolution of MBank, Merchants Bancorp shall be solely responsible for such post-Closing obligations.

12.13.      Third Party Beneficiaries. The parties intend that this Agreement is not to benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and each other Indemnified Party. No future or present employee or customer of any of the parties is to be treated as a third party beneficiary in or under this Agreement.

12.14.      Specific Performance. The parties acknowledge that monetary damages could not adequately compensate the parties in the event of a breach of this Agreement by one party, (and more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), that the non-breaching party or parties would suffer irreparable harm in the event of such breach and that the non-breaching party or parties have, in addition to any other rights or remedies it or they may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof. Accordingly, the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties obligations to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

12.15.      Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each party and shall not be construed for or against any party.

12.16.       Interpretive Provisions. For purposes of this Agreement, (a)the words "including" and "include" shall be deemed to be followed by the words "including without limitation" and "include without limitation," respectively and (b)the words "herein," "hereof," "hereby," "hereto" or "hereunder" refer to this Agreement. Unless the context otherwise requires, references in this Agreement: (a)to Articles, Sections, Subsections, Paragraphs, Annexes, Exhibits and Schedules mean the Articles, Sections, Subsections and Paragraphs of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (b)to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (c)to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Annexes, Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of date first above written.

RIVERVIEW COMMUNITY BANK

By:	/s/Patrick Sheaffer
	Name:	Patrick Sheaffer
	Title:	Chairman and Chief Executive Officer

RIVERVIEW BANCORP, INC.

By:	/s/Patrick Sheaffer
	Name:	Patrick Sheaffer
	Title:	Chairman and Chief Executive Officer

MBANK

By:	/s/Jefry A. Baker
	Name:	Jefry A. Baker
	Title:	President and Chief Executive Officer

MERCHANTS BANCORP

By:	/s/Stanley C. Morris
	Name:	Stanley C. Morris
	Title:	Chairman of the Board

Purchase and Assumption Agreement Signature Page